SECURITIES AND EXCHANGE COMMISSION

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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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SNAP INTERACTIVE, INC.
(Exact Name of Small Business Issuer in its Charter)

Delaware	7389	20-3191847
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

363 7th Avenue, 13th Floor,
New York, NY 10001
Tel. No.: (516) 942-2030
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Clifford Lerner, President
363 7th Avenue, 13th Floor,
New York, NY 10001
Tel. No.: (516) 942-2030
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel. No.: (732) 409-1212
 Fax No.: (732) 577-1188

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, $0.001 par value per share	4,250,000	$2.00 (3)	$8,500,000(3)	$986.85

Common Stock, $0.001 par value per share, issuable upon exercise of investor’s warrants	2,125,000	$2.50 (4)	$5,312,500(4)	$616.78

Common Stock, $0.001 par value per share, issuable upon exercise of placement agent’s warrants	255,000	$2.50 (4)	$637,500(4)	$74.01

TOTAL	6,630,000(2)		$14,450,000	$1677.65

 (1)    This Registration Statement covers the resale by our selling shareholders of (1) up to 4,250,000 shares of common stock issued at a price of $2.00 per share (the “Purchased Shares”), (2) up to 2,125,000 shares of common stock issuable upon exercise of outstanding investor’s warrants (the “Investor Warrants”) at an exercise price of $2.50 per share, that were issued in pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) in connection with the private placement closed on January 19, 2011 and (3) up to 255,000 shares of common stock issuable upon exercise of placement agent’s warrants (the “Placement Agent Warrants”) in pursuant to an engagement agreement (the “Engagement Agreement”) dated January 7, 2011 (Investor Warrants and Placement Agent Warrants, collectively as the “Warrants”).  In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)    In the event that the total number of common shares registered herein (the “Registrable Securities”) exceeds the limitation set forth pursuant to Rule 415, the number of Registrable Securities to be registered herein will be reduced first by any Registrable Securities to be included by any person other than investors in pursuant to the Securities Purchase Agreement; and second by any Registrable Securities represented by Warrant Shares (applied, in the case that some Warrant Shares may be registered, to the investors on a pro rata basis based on the total number of unregistered shares underlying the Warrants held by such investors).

(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). The proposed maximum offering price is determined by the offering price of the common shares in the private placement completed on January 19, 2011.

(4)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g).  The proposed maximum offering price is determined by the offering price of the common shares in the private placement completed on January 19, 2011.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated February, 2011

SNAP INTERACTIVE, INC.

6,630,000 SHARES OF COMMON STOCK

This prospectus relates to the resale by selling security holders of 6,630,000 shares of our common stock, $0.001 par value, including (1) 4,250,000 Purchased Shares of common stock issued at a price of $2.00 per share, and (2) 2,125,000 shares of common stock issuable upon exercise of the outstanding Investor Warrants at an exercise price of $2.50 per share, that were issued in connection with the private placement closed on January 19, 2011 and (3) 255,000 shares of common stock issuable upon exercise of Placement Agent Warrants  in pursuant to the Engagement Agreement dated January 7, 2011.

We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus.  All of the net proceeds from the sale of our common stock will go to the selling security holders. We may, however, receive proceeds in the event that some or all of the Warrants held by the selling security holders are exercised for cash.

The selling security holders may sell common stock from time to time at prices established on the OTCBB or as negotiated in private transactions, or as otherwise described under the heading “Plan of Distribution.” The common stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the selling security holders. The selling security holders may engage brokers, dealers or agents who may receive commissions or discounts from the selling security holders. We will pay all the expenses incident to the registration of the shares; however, we will not pay for sales commissions or other expenses applicable to the sale of our common stock registered hereunder.

Our common stock is quoted on the OTCBB under the symbol “STVI.OB.” On February 10, 2011, the closing bid price of our common stock was $ 3.10 per share. These prices will fluctuate based on the demand for our common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before investing in shares of our common stock.

 NEITHER THE SECURITIES & EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is:                 , 2011

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “Snap Interactive,” “Company,” “we,” “us” and “our” refer to Snap Interactive, Inc.

OVERVIEW

We engage in developing and operating online dating applications and social networking applications on various social networking websites as well as an online dating website and a location-based social networking platform. We were incorporated under the laws of the State of Delaware on July 19, 2005. Clifford Lerner is our sole officer and director, as well as our controlling stockholder. We currently have 20 full-time employees.

On December 30, 2005, we obtained all of the shares of eTwine, Inc. a New York Corporation incorporated in May 2004, pursuant to a stock purchase agreement between eTwine, Inc. and us (then eTwine, Holding, Inc.), in consideration for the issuance of 24,681,000 shares to the eTwine, Inc. shareholders (the “Share Exchange”).  As a result of the closing of the Share Exchange, eTwine, Inc. became our wholly-owned subsidiary.  Clifford Lerner remains our sole officer and director after the Share Exchange.

We launched an online dating website called IamFreeTonight.com in November 2006. IamFreeTonight.com is no longer active and we have since shifted our business model towards developing dating applications on social networking platforms. In November 2007 we changed our name from eTwine Holdings, Inc. to Snap Interactive, Inc. to reflect our shifting focus toward producing dating applications for Social Networking websites.  At that time our stock ticker symbol also change from ETWI to STVI.  On June 10, 2009 we incorporated SNAP Mobile Limited, a United Kingdom Corporation as a wholly-owned subsidiary. We have completed our transition with respect to our primary revenue generation from an advertising model to a subscription-based model in the fourth quarter of 2009. Revenue from subscriptions and premium sales represent our primary revenue source since the beginning of 2010.

 We currently have approximately 8 applications across four social networking platforms, namely Facebook, MySpace, Hi5, & Bebo as well as two iPhone mobile applications and 2 stand-alone websites. Our primary application brand is Are You Interested.  Our other brands are WhoIsNear, Meet New People and Flirt With Me. As of January 31, 2011, we have in excess of 35 Million total installations of our applications. We also launched our application Are You Interested on the iPhone mobile application platform for mobile dating and we built AreYouInterested.com, a stand-alone online dating website.

Meet New People

In June 2007 we launched our first application on Facebook called Meet New People.  Meet New People, which was significantly upgraded in December 2007, allows users to flirt with each other by messaging online and post when they are free to hang out.  Meet New People has in excess of 4 Million installations.

Are You Interested

In August 2007 we launched our second application on Facebook.com called Are You Interested.  Since its launch, Are You Interested has consistently been one of the leading pure-dating applications on Facebook as defined by most Daily Active Users and most Monthly Active Users.  Are You Interested allows users to view pictures of other members and indicate if they are “interested” in them by clicking “yes” on the picture.  We notify members when there is a mutual match.  Users are also able to send messages and exchange virtual gifts on the application.  Are You Interested has in excess of 30 Million installations on Facebook.  In March 2008 we launched Are You Interested on MySpace Developer Platform.  In March 2009 ‘Are You Interested?’ was launched on the iPhone, representing our first mobile dating application.

On May 4, 2009 we announced the beta-launch of AreYouInterested.com, our stand-alone online dating website.  AreYouInterested.com represents an integrated and expanded version of our Are You Interested Facebook application and incorporates a Facebook Connect integration.

Flirt With Me

In March 2008, we launched Flirt With Me on MySpace Developer Platform.  Flirt With Me is a dating application that allows users to send funny flirts to each other as well as exchange virtual gifts and messages.  In April 2008, we launched Flirt With Me on Hi5 Developer Platform and subsequently we launched Are You Interested and Flirt With Me on Bebo Developer Platform.

Who Is Near

In February 2011, we beta-launched Who Is Near, a location-based service with a fully-integrated website, mobile, iPhone and social application enabling easy access to a user's existing social graph. WhoIsNear.com allows users to seamlessly find and interact with their existing friends without the need to re-create their social graph, while providing a simple and fun way to meet and communicate with new ones.

Private Offerings

On January 7, 2011, we entered into an engagement agreement (the “Engagement Agreement”) with Rodman & Renshaw, LLC to act as our exclusive placement agent (the “Placement Agent”) in connection with an offering of the Company’s securities (the “Offering”).  On January 19, 2011 (the “Closing Date”), pursuant to a securities purchase agreement (the “Securities Purchase Agreement ”), the Company completed the closing of the Offering for total subscription proceeds of $8,500,000 through the issuance of (1) 4,250,000 shares of our common stock at a price of $2.00 per share (the “Purchased Shares”) and (2) five-year warrants (the “Investor Warrants”) exercisable into 2,125,000 shares of common stock (the “Warrants Shares”) equal to 50% of the Purchased Shares at an exercise price of $2.50 per share to certain accredited investors (the “Investors”).   The number of shares of common stock to be received upon the exercise of the Investor Warrants and the exercise price of the Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the Closing Date.

In connection with the Offering, we granted the Investors registration rights in pursuant to a registration rights agreement dated as of the Closing Date (the “Registration Rights Agreement”), in which we agreed to register (1) 100% of the Purchased Shares; (2) all Warrant Shares then issuable upon exercise of the Warrants (assuming on such date the Warrants are exercised in full without regard to any exercise limitations therein) and (3) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing (the “Registrable Securities”) on a registration statement or registration statements (the “Registration Statements”) to be initially filed with the Securities and Exchange Commission (the “SEC”) within thirty (30) calendar days after the Closing Date (the “Filing Date”) and use our best efforts to have it declared effective within 120 calendar days after the Closing Date or within such other applicable Effectiveness Date as provided in the Registration Rights Agreement.

Pursuant to the terms of the Engagement Agreement, for the Placement Agent’s service we paid a cash placement fee equal to 6% of the aggregate purchase price paid by Investors that were placed in the Offering, and we agreed to pay a cash fee equal to 6% of the aggregate cash exercise price to be received by the Company upon the exercise of the Warrants, payable only in the event of the receipt by the Company of any proceeds of such cash exercise. Pursuant to the terms of the Engagement Agreement, the Company also issued to the Placement Agent at the Closing Date warrants to purchase the number of shares of common stock of the Company equal to 6% of the aggregate number of Purchased Shares, which shall have the same terms, including exercise price and registration rights, as the Warrants issued to Investors in the Offering (the “Placement Agent Warrants”).

Where You Can Find Us

We presently maintain our principal offices at 363 Seventh Ave, 13th Floor, New York, NY 10001.  Our telephone number is (516) 942-2030.  Our corporate internet address is http://www.snap-interactive.com/.

The Offering

Common stock offered by selling security holders
6,630,000 shares of common stock. This includes (i) 4,250,000 shares of common stock, (ii) 2,125,000 shares of common stock issuable upon exercise of the Investor Warrants, and (iii) 255,000 shares of common stock issuable upon exercise of the Placement Agent Warrants.

Common stock outstanding before the offering	33,173,000 common shares as of January 18, 2011.

Common stock outstanding after the offering	37,423,000 shares.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Use of proceeds
We are not selling any shares of the common stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering. We may, however, receive proceeds in the event that some or all of the Warrants held by the selling security holders are exercised for cash. The proceeds from the exercise of such Warrants, if any, will be used for working capital and other general corporate purposes.

OTCBB Trading Symbol	“STVI. OB”
Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

Summary of Financial Information

The following table provides summary consolidated financial statement data as of and for each of the fiscal years ended December 31, 2009 and 2008 and the unaudited financial information for the nine months ended September 30, 2010 and 2009. The financial statement data as of and for each of the fiscal years ended December 31, 2009 and 2008 have been derived from our audited consolidated financial statements. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes included in this prospectus, and the unaudited financial statements and related notes included in this prospectus.

Statements of Operations

	For the Nine
	Months Ended September 30,		For the Year Ended December 31,
	2010	2009	2009	2008
	(unaudited)	(unaudited)

Revenue	$3,877,209	$2,354,334	$3,170,725	$3,011,627

Cost of Revenue	1,118,378	928,303	1,423,585	958,364

Gross Profit	2,758,831	1,426,031	1,747,140	2,053,263

Total Operating Expense	3,559,797	1,058,140	1,831,918	1,119,384

Net Income/(Loss)	$(785,022)	$135,638	$(101,919)	$796,960

Statements of Cash Flows

	For the Nine
	Months Ended September 30,		For the Year Ended December 31,
	2010	2009	2009	2008
	(unaudited)	(unaudited)

Cash Flows

Net Cash Provided by Operating Activities	239,678	104,274	441,226	1,238,500

Net Cash Used In Investing Activities	(14,180)	(308,346)	(60,135)	(27,289)

Net Cash Provided By Financing Activities	-	-	-	-

Net Increase (Decrease) in Cash	225,498	(204,072)	381,091	1,211,211

Cash at Beginning of Period	1,895,449	1,529,354	1,529,354	318,143

Cash at End of Period	$2,120,947	$1,325,282	$1,910,445	$1,529,354

 RISK FACTORS

The shares of our common stock being offered for resale by the selling security holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment.  You should carefully consider the risks described below and the other information in this process before investing in our common stock.

Risks Relating to Our Business

We recently shifted our business focus to a subscription-based online dating model.

We recently shifted our business model from generating revenue through advertisements placed on our applications and website to generating revenue from subscription fees and premium sales.  Our management believes this business model will produce increased revenue and ultimately be profitable, however, we may not be able to overcome the challenges continually facing a company that recently completed a business model transition and there is no guarantee that we will be able to successfully implement our long-term growth strategy moving forward.  If we fail to maintain and grow our new business model it would have a material adverse effect on our sales and earnings.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We were incorporated in Delaware in July of 2005, however, we only completed the transition to our current business model - a subscription-based online dating model - in the fourth quarter of 2009. Such a relatively limited operating history and risks in transitioning between business models make it difficult for investors to evaluate our businesses and future operating results. An investor in our securities must consider the risks, uncertainties, and difficulties frequently encountered by companies in new and rapidly evolving markets.  The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

We may need additional financing to execute our business plan. If we do not obtain additional financing it could have a material adverse effect on our business.

The revenues from the subscriptions and premium sales may not be adequate to support our expansion, marketing efforts and product development programs in the future. We will need substantial additional funds to:

•	effectuate our long-term growth strategy and expand our product development;
•	market our products to attract more paying subscribers;
•	hire additional technical and managerial talent;

There are no assurances that future funding will be available on favorable terms or at all. If additional funding is not obtained, we will need to reduce, defer or cancel development programs, planned initiatives, or overhead expenditures to the extent necessary. The failure to fund our capital requirements could have a material adverse effect on our business, financial condition and results of operations.

Newly developed products may not be compatible with market needs resulting in an adverse effect on our sales and earnings.

Our business is particularly subject to changing consumer trends and preferences.  Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not respond in a timely or commercially appropriate manner to such changes.  If we fail to understand consumer needs in the online dating market, we may face limited market acceptance of our products, which could have a material adverse effect on our sales and earnings.

Our future success is dependent, in part, on the performance and continued service of Clifford Lerner, our sole officer and director. Without his continued service, we may be forced to interrupt or eventually cease our operations.

We are presently dependent to a great extent upon the experience, abilities and continued services of Clifford Lerner, our sole officer and director. The loss of his services would delay our business operations substantially and could have a materially adverse effect on our business and products.

Clifford Lerner’s control may prevent you from causing a change in the course of our operations and may affect the price of our common stock.

Clifford Lerner beneficially owns approximately 56% of our common stock. Accordingly, for as long as Mr. Lerner continues to own more than 50% of our common stock, he will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. Therefore, regardless of the number of our common shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is limited.

This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

Our success depends upon our ability to attract and hire key personnel. Our inability to hire qualified individuals will negatively affect our business, and we will not be able to implement or expand our business plan.

Our business is greatly dependent on our ability to attract key personnel. We will need to attract, develop, motivate and retain highly skilled technical employees. Competition for qualified personnel is intense and we may not be able to hire or retain qualified personnel. Our management has limited experience in recruiting key personnel which may hurt our ability to recruit qualified individuals. If we are unable to hire or retain such employees, we will not be able to implement or expand our business plan.

As an online dating company, we are in an intensely competitive industry and any failure to timely implement our business plan could diminish or suspend our development and possibly cease our operations.

The online dating industry is highly competitive, and has few barriers to entry. Additional competitors may enter into the online dating industry. There are numerous other companies that currently offer similar services that have established user bases that are similar in size or larger than ours, and that have access to greater capital. If we are unable to efficiently and effectively institute our business plan as a result of intense competition or a saturated market, we may not be able to continue the development and enhancement of our applications and websites  and become profitable on a consistent basis

Our competitors could develop more efficient products or undertake more aggressive and costly marketing campaigns than ours, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations and financial condition.

 Important factors affecting our ability to compete successfully include:

•	Our ability to hire and retain talented employees including technical employees, executives, and marketing experts
•	Competition for acquiring users which could result in increased user acquisition costs
•	Reliance upon the platforms on which we build which maintain significant control over our activities on their platforms
•	Our ability to remain innovative in our fast-changing industry

We face substantial competition from other social networking application providers as well as major online dating websites.  In the application field, we compete with a number of developers such as Zynga, Playfish, Crowdstar, and Playdom who all have multiple applications that remain consistently among the leaders on Facebook.  In the specific dating category of social networking applications, Zoosk and Badoo are the application providers that have traffic totals for a dating application that compare with us at this time.  In the online dating industry we face competition from long-established sites such as Match,com and eHarmony.com.  Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than we do. These factors may allow our competitors to respond more quickly than we can to new or emerging technologies and changes in customer requirements. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies that may allow them to build larger member and paying subscriber bases than ours. Our competitors may develop products or services that are equal or superior to our products and services or that achieve greater market acceptance than our products and services. These activities could attract members and paying subscribers away from our applications and websites and reduce our market share.

Our business depends on establishing and maintaining strong brands and if we are not able to maintain and enhance our brands, we may be unable to expand or maintain our member and paying subscriber bases.

Establishing and maintaining our brands is critical to our efforts to attract and expand our member and paying subscriber bases. We believe that the importance of brand recognition will continue to increase, given the growing number of Internet sites and the low barriers to entry for companies offering online personals services. To attract and retain members and paying subscribers, and to promote and maintain our brands in response to competitive pressures, we intend to substantially increase our financial commitment to creating and maintaining distinct brand loyalty among these groups. If paying subscribers to our products do not perceive our existing services to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by such parties, the value of our brands could be diluted, thereby decreasing the attractiveness of our products to such parties. As a result, our results of operations may be adversely affected by decreased brand recognition.

Our market is characterized by rapid technological change, and if we fail to develop and market new technologies rapidly, we may not become profitable in the future.

The internet and the social networking application industry are characterized by rapid technological change that could render our existing applications and websites obsolete. The development of our websites entails significant technical and business risks. We may not be able to successfully use new technologies effectively or adapt our websites to customer requirements or needs. If our management is unable, for technical, legal, financial, or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, we may never become consistently profitable which may result in the loss of all or part of your investment.

Interruption or failure of our programming code, servers, or technological infrastructure could hurt our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

The availability of our services depends on the continuing operation of our programming code, servers and technological infrastructure. Any damage to or failure of our systems could result in interruptions in our service, which could reduce our revenue, and damage our brand. Our systems are vulnerable to damage or interruption from terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. Our data centers are subject to break-ins, sabotage and intentional acts of vandalism, and to potential disruptions if the operators of these facilities have financial difficulties. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close an information technology facility we are using without adequate notice, or other unanticipated problems at our data centers could result in lengthy interruptions in our service.

Our heavy reliance on third-party platforms where we build applications may negatively affect our ability to effectively and profitably provide services to users of our applications maintain our existing markets and expand our business.

The various social networking platforms where we build enjoy sole ability and discretion to take action against applications on their platform including restricting access to platform functionality or even removing us entirely from their platforms.   Any action taken against our applications which impede our ability to grow or remove our applications from the platforms will likely adversely affect our revenues and financial results.

If we are unable to protect our intellectual property rights, we may be unable to compete with competitors developing similar technologies.

Our success and ability to compete are often dependent upon development of software technology for our applications and websites. While we rely on copyright, trade secret and trademark law to protect our technology, we believe that factors such as the technological and creative skills of our personnel, new service developments, frequent enhancements or our services and reliable maintenance are more essential to establishing a technology leadership position. There can be no assurance that others will not develop technologies that are similar or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology, making it more difficult for us to compete.

If we are subject to intellectual property infringement claims, it could cause us to incur significant expenses, pay substantial damages and prevent service delivery.

Third parties may claim that our products or services infringe or violate their intellectual property rights. Any such claims could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages and prevent us from using licensed technology that may be fundamental to our business service delivery. Even if we were to prevail, any litigation regarding its intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. We may also be obligated to indemnify our business partners in any such litigation, which could further exhaust our resources. Furthermore, as a result of an intellectual property challenge, we may be prevented from providing some of our services unless we enter into royalty, license or other agreements. We may not be able to obtain such agreements at all or on terms acceptable to us, and as a result, we may be precluded from offering some of our products and services.

If we are unable to create secure sites and protect our technology from hackers, it could cause significant expenses and loss of revenue and adversely affect our business

As we continue to grow and generate publicity, we become open to increased risk of attack from hackers against our applications, servers and websites.  Any successful security breaches against our products could have detrimental effects including temporary or permanent loss of revenue depending upon how quickly we are able to identify and resolve the issue.  Security measures to guard against such attacks could prove costly.  If we are unable to create sufficient security measures, we may face significant expenses and loss of revenue and adverse effects to our business.

If there are changes in regulations or user concerns regarding privacy and protection of user data, or we fail to comply with such laws, we may face claims brought against us under any of these regulations and it could adversely affect our business.

Federal, state and international laws and regulations govern the collection, use, retention, sharing and security of data that we receive from and about our users. Any failure, or perceived failure, by us to comply with regulations of privacy and protection of user data or with any data-related consent orders, Federal Trade Commission requirements or orders, or other federal, state, or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in proceedings or actions against us by governmental entities or others, which could potentially have an adverse effect on our business. As a company that provides services over the Internet, we may be subject to a claim or class-action lawsuit brought under any of these or future laws governing online services. The successful assertion of these claims against us could result in potentially significant monetary damages, diversion of management resources and require us to make significant payments and incur substantial legal expenses.  Even if a claim is not successfully pursued to judgment by a claimant, we may still incur substantial legal expenses defending against such a claim.  In either situation, any claims with respect to violation of privacy or user data brought against us may adversely affect our business.

We hold a limited amount of insurance coverage, and if we were found liable for an uninsured claim, or claim in excess of our insurance limits, we may be forced to expend significant capital to resolve the uninsured claim.

We contract for a limited amount of insurance to cover potential risks and liabilities, including, but not limited to, Director & Officer insurance and Error and Omission insurance. If we decide to obtain additional insurance coverage in the future, it is possible that (1) we may not be able to get enough insurance to meet our needs; (2) we may have to pay very high premiums for the additional coverage; (3) we may not be able to acquire any insurance for certain types of business risk; or (4) we may have gaps in coverage for certain risks. This could leave us exposed to potential uninsured claims for which we could have to expend significant amounts of capital resources. Consequently, if we were found liable for a significant uninsured claim in the future, we may be forced to expend a significant amount of our operating capital to resolve the uninsured claim.

If government regulation of the Internet or Online Dating industry increases, it may adversely affect our business and operating results.

We may be subject to additional operating restrictions and government regulations in the future. Companies engaging in e- commerce, online dating, social networking and related businesses face uncertainty related to future government regulation of the Internet. Due to the rapid growth and widespread use of the Internet, federal and state governments are enacting and considering various laws and regulations relating to the Internet in areas including, but not limited to, billing practices, online safety and taxation. Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear. Our business and operating results may be negatively affected by new laws, and such existing or new regulations may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet. We may incur substantial liabilities for expenses necessary to comply with these laws and regulations or penalties for any failure to comply.

We are exposed to risks associated with credit card processors and related merchant account approvals which, if not properly addressed, could increase our operating expenses.

We depend on continuing availability of credit card usage or related merchant account approval to process subscriptions.  Our reliance on credit card and related merchant account approvals associate us with fraud performance and credit card chargebacks. We have suffered losses and may continue to suffer losses as a result of subscription orders placed with fraudulent credit card data as well as users who chargeback their purchases. Under current credit card practices, a merchant is liable for fraudulent credit card transactions when, as is the case with the transactions we process, that merchant does not obtain a cardholder’s signature. Our failure to adequately control fraudulent credit card transactions and keep our chargebacks under an acceptable threshold would result in significantly higher credit card-related costs and, therefore, increase our operating expenses or even preclude us from accepting credit cards as a means of payment.

Risks Related to Our Common Stock

Our common stock is considered a penny stock, which is subject to restrictions on marketability, so you may not be able to sell your shares.

Since our common stock is trading in the secondary market, we are subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Future sales of shares of our common stock by Clifford Lerner may negatively affect our stock price and our ability to raise funds in new stock offerings.

Clifford Lerner beneficially owns 21,000,000 shares of our common stock. Sales of our common stock by Mr. Lerner into the public market following this offering could decrease the prevailing market price of our common stock. If this is the case, investors in our shares of common stock may be forced to sell such shares at prices below the price they paid for their shares. In addition, a decreased market price may result in potential future investors losing confidence in us and failing to provide needed funding. This will have a negative effect on our ability to raise equity capital in the future.

Existing stock holders may experience significant dilution from the sale of our common stock pursuant to the Securities Purchase Agreement.

The sale of Warrants to purchase our common stock to Investors in accordance with the Securities Purchase Agreement may have a dilutive impact on our shareholders. The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage Investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The Investors pursuant to the Securities Agreement may pay less than the then-prevailing market price of our common stock for the exercise of their warrants which could cause the price of our common stock to decline.

Our common stock to be issued upon the exercise of the Warrants issued under the Securities Agreement may be purchased at a discount to the closing bid price on the exercising day.  The Investors have a financial incentive to exercise the Warrants to purchase our shares when the exercise price is lower than the then-prevailing market price of our common stock to realize the profit between the discounted exercise price and the market price. If the Investors exercise the Warrants to purchase the shares issued at a discounted exercise price, the price of our common stock may decrease.  If our stock price decreases, the Investors may have a further incentive to sell such shares.  Accordingly, this may cause the price of our common stock to decline.

We may acquire additional financing by the issuance of additional shares which would dilute the ownership held by our shareholders

We will need to raise funds through either debt or sale of our shares in order to achieve our business goals. Although there are no present plans, agreements, commitments or undertakings with respect to the sale of additional shares or securities convertible into any such shares by us, any shares issued would further dilute the percentage ownership held by the stockholders.

At times our stock is thinly traded, you may be unable to sell at or near ask prices or at all if you need to liquidate your shares.

In the past the shares of our common stock were thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if you need money or otherwise desire to liquidate their shares.

Broker-dealer requirements may affect trading and liquidity.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stocks.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

      The basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our Common Stock, if and when our Common Stock becomes publicly traded. In addition, the liquidity for our Common Stock may decrease, with a corresponding decrease in the price of our Common Stock. Our Common Stock, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their common stock.

There can be no assurance that our Common Stock will qualify for exemption from the Penny Stock Rule. In any event, even if our Common Stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of a penny stock if the SEC determines that such a restriction would be in the public interest.

Our common stock may be volatile, which substantially increases the risk that you may not be able to sell your shares at or above the price that you may pay for the shares.

Because of the limited trading market expected to develop for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•variations in our quarterly operating results;
•loss of a key relationship or failure to complete significant transactions;
•additions or departures of key personnel; and
•fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance. In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies’ common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and there may be limited trading, then you may not have any manner to liquidate or receive any payment on your investment. Therefore our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand out business operations.

Use of Proceeds

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the resale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

A portion of the shares of common stock covered by this prospectus are issuable upon exercise of the Warrants. We may receive proceeds in the event some or all of the Warrants held by the selling security holders are exercised for cash. Any proceeds received from the exercise of the warrants will be used for working capital and other general corporate purposes.

Determination of Offering Price

The prices at which the shares or common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling security holders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

Dilution

The selling security holders are offering for resale common shares underlying the outstanding Warrants. To the extent such Warrants are exercised, the existing shareholder will experience dilution to their ownership interests in us.

Selling Security Holders

The common shares being offered for resale by the selling security holders consist of 6,630,000 shares of our common stock held by (i) 15 holders who were investors in our private placement of $8,500,000, through the sale of 4,250,000 shares of our common stock and a number of Investor Warrants exercisable into 2,125,000 shares of common stock equal to 50% of the number of the Shares, that we closed on January 19, 2011; and (ii) three holders who were issued shares in connection with the placement agent services in the private placement .

The following table sets forth the name of the selling security holders, the number of shares of common stock beneficially owned by each of the selling stockholders as of February 11, 2011 and the number of shares of common stock being offered by the selling stockholders.  The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus.  All information with respect to share ownership has been furnished by the selling stockholders.

Name	Shares Beneficially Owned Prior to Offering	Shares to be Offered	Amount Beneficially Owned after Offering	Percentage Beneficially Owned after Offering
John Hancock Small Cap Intrinsic Fund (1)	3,000,000	3,000,000	0	0%
Anson Investments Master Fund LP (2)	450,000	450,000	0	0%
Midsummer Ventures, LP (3)	375,000	375,000	0	0%
Taylor International Fund, Ltd. (4)	187,500	187,500	0	0%
Verition Multi-Strategy Master fund Ltd. (5)	187,500	187,500	0	0%
Warberg Opportunistic Trading Fund LP (6)	150,000	150,000	0	0%
Brio Capital LP (7)	150,000	150,000	0	0%
Empery Asset Master, Ltd (8)	187,500	187,500	0	0%
Hartz Capital Investments, LLC (9)	187,500	187,500	0	0%
Rockmore Investment Master fund Ltd (10)	375,000	375,000	0	0%
Highbridge International, LLC (11)	375,000	375,000	0	0%
Iroquois Master Fund Ltd. (12)	262,500	262,500	0	0%
Cranshire Capital LP (13)	337,500	337,500	0	0%
Freestone Advantage Partners, LP (14)	37,500	37,500	0	0%
GCA Strategic Investment fund Limited (15)	112,500	112,500	0	0%
Rodman & Renshaw, LLC (16)	178,500	178,500	0	0%
Craig Schwabe (17)	51,000	51,000	0	0%
Noam Rubinstein (18)	25,500	25,500	0	0%

(1) Consists of 2,000,000 shares of our Common Stock and 1,000,000 shares of our Common Stock underlying the Warrant issued to John Hancock Small Cap Intrinsic Fund. Tim Malloy is the Portfolio Manager of John Hancock Small Cap Intrinsic Fund and has voting and dispositive power over the shares beneficially owned by John Hancock Small Cap Intrinsic Fund.
(2)  Consisting of 300,000 shares of our Common Stock and 150,000 shares of our Common Stock underlying the Warrant issued to Anson Investments Master Fund LP. Moez Kassam is the Portfolio Management of Anson Investments Master Fund LP and has voting and dispositive power over the shares beneficially owned by Anson Investments Master Fund LP.
(3)  Consisting of 250,000 shares of our Common Stock and the 125,000 shares of our Common Stock underlying the Warrant issued to Midsummer Ventures, LP. Michel Amsalem and Joshua Thomas have voting and dispositive power over the shares beneficially owned by Midsummer Ventures, LP.
(4) Consisting of 125,000 shares of our Common Stock and 62,500 shares of our Common Stock underlying the Warrant issued to Taylor International Fund, Ltd.(“Taylor International”). Taylor Assets Management, Inc. (“Taylor Assets Management”) is the general partner of Taylor International and consequently has voting control over securities held by Taylor International. Robert J. Kirkland, President of Taylor Assets Management, has voting control over Taylor Assets Management.  As a result of the foregoing, each of Taylor Assets Management and Robert J. Kirkland may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Taylor International.
(5) Consisting of 125,000 shares of our Common Stock and 62,500 shares of our Common Stock underlying the Warrant issued to Verition Multi-Strategy Master Fund Ltd.  Verition Fund Management LLC serves as the investment manager to Verition Multi-Strategy Master Fund Ltd.  In such capacity, Verition Fund Management LLC may be deemed to have voting and investment power with respect to the shares held by Verition Multi-Strategy Master Fund Ltd.  Nicholas Maounis is currently the managing member of Verition Fund Management LLC and in such capacity may be deemed to have voting and investment power with respect to the shares held by Verition Multi-Strategy Master Fund Ltd.  Mr. Maounis disclaims beneficial ownership within the meaning of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in the securities owned by Verition Fund Management LLC except to the extent, if any, of his pecuniary interest therein.
(6) Consisting of 100,000 shares of our Common Stock and 50,000 shares of our Common Stock underlying the Warrant issued to Warberg Opportunistic Trading Fund LP. Jonathon Blumberg is the Manager of Warberg Opportunistic Trading Fund LP. and has voting and dispositive power over the shares beneficially owned by Warberg Opportunistic Trading Fund LP.
(7) Consisting of 100,000 shares of our Common Stock and 50,000 shares of our Common Stock underlying the Warrant issued to Brio Capital LP. Shaye Hirsch is the Managing Partner of Brio Capital LP and has voting and dispositive power over the shares beneficially owned by Brio Capital LP

(8) Consisting of 125,000 shares of our Common Stock and 62,500 shares of our Common Stock underlying the Warrant issued to Empery Asset Master Ltd.. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. Mr.Hoe and Mr. Lane disclaim any beneficial ownership of these shares.
(9) Consisting of 125,000 shares of our Common Stock and 62,500 shares of our Common Stock underlying the Warrant issued to Hartz Capital Investments, LLC. Empery Asset Management LP, the authorized agent of Hartz Capital Investments, LLC ("HCI"), has discretionary authority to vote and dispose of the shares held by HCI and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by HCI. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.
(10) Consisting of 375,000 shares of our Common Stock and 125,000 shares of our Common Stock underlying the Warrant issued Rockmore Investment Master Fund Ltd.  Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”) serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, which invests all of its assets through Rockmore Investment Master Fund Ltd. (“Rockmore Master Fund”). As a result of the foregoing, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund, and Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Brian Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs.
(11) Consisting of 250,000 shares of our Common Stock and 125,00 shares of our Common Stock underlying the Warrant issued to Highbridge International, LLC. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting and dispositive power over the shares beneficially owned by Highbridge International, LLC.  Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC.
(12) Consisting of 175,000 shares of our Common Stock and 87,500 shares of our Common Stock underlying the Warrant issued to Iroquois master fund Ltd.. Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”).  Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF.  As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF.  As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF. Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.
(13) Consisting of 225,000 shares of our Common Stock and 112,500 shares of our Common Stock underlying the Warrant issued to Cranshire Capital LP.  Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire Capital LP.
(14) Consisting of 25,000 shares of our Common Stock and 12,500 shares of our Common Stock underlying the Warrant issued to Freestone Advantage Partners, LP. Downsview Capital, Inc. (“Downsview”) is the investment manager for a managed account of Freestone Advantage Partners, LP and consequently has voting control and investment discretion over securities held in such account. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares held in such account which are being registered hereunder.
(15) Consisting of 75,000 shares of our Common Stock and 37,500 shares of our Common Stock underlying the Warrant issued to GCA Strategic Investment fund Limited.  Lewis N. Lester sr is the Director of GCA Strategic Investment fund Limited and has voting and dispositive power over the shares beneficially owned by GCA Strategic Investment fund Limited.
(16) Consisting of 178,500shares of our Common Stock underlying the Warrant issued to Rodman & Renshaw, LLC. John J. Borer is the Senior Managing Director of Rodman & Renshaw, LLC. and has voting and dispositive power over the shares beneficially owned by Rodman & Renshaw, LLC.
(17) Consisting of 51,000 shares of our Common Stock underlying the Warrant issued to Craig Schwabe.
(18) Consisting of 25,500 shares of our Common Stock underlying the Warrant issued to Noam Rubinstein.

To our knowledge, except for Rodman & Resnshaw, LLC, Craig Schwabe and Noam Rubinstein, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-
are broker-dealers or affiliated with broker-dealers. Rodman & Renshaw, LLC is a registered broker-dealer and Craig Schwabe and Noam Rubinstein are officers of Rodman & Renshaw, LLC. Each of such persons received such warrants as compensation for investment banking services.

Plan of Distribution

The common shares being offered for resale by the selling security holders consist of 6,630,000 shares of our common stock held by (i) 15 holders who were investors in our private placement of $8,500,000, through the sale of 4,250,000 shares of our common stock and a number of Investor Warrants exercisable into 2,125,000 shares of common stock equal to 50% of the number of the Shares, that we closed on January 19, 2011; and (ii) three holders who were issued shares in connection with the placement agent services in the private placement .

This prospectus relates to the resale of up to 6,630,000 shares, including (i) 4,250,000 shares of common stock issued In the private placement closed on January 19, 2011, and (ii) 2,380,000 shares of common stock issuable upon exercise of the Warrants, each held by certain selling security holders.

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Description of Securities

We are authorized to issue 100,000,000 shares of our common stock, par value $0.001 and 10,000,000 shares of preferred stock, par value $0.001. As of February 7, 2011, 37,178,969 shares of common stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding, including shares issued pursuant to the closing of the Securities Purchase Agreement.

 (a)           Common Stock. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights.

(b)           Preferred Stock. Our board of directors has the authority, within the limitations and restrictions in our amended articles of incorporation, to issue 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common Stock, including voting rights, of the holders of our common Stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock. We currently have no plans to issue any shares of preferred stock.

(c)            Investor Warrants.

In the private placement offering closed on January 19, 2011, we issued a number of five-year Warrants to purchase 2,125,000 shares of common stock equal to 50% of the Shares purchased in the offering, excisable at a price of $2.50 per share to certain accredited investors. The number of shares of common stock to be received upon the exercise of the Warrants and the exercise price of the Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the Closing Date.

(e)           Placement Agent Warrants

Rodman & Renshaw LLC acted as our exclusive placement agent in connection with the private placement closed on January 19, 2011. For the placement agent services in connection with the offering of total, (i) we paid a cash placement fee equal to 6% of the aggregate purchase price paid by investors that were placed in the Offering, and we agreed to pay a cash fee equal to 6% of the aggregate cash exercise price to be received by the Company upon the exercise of the Investor Warrants, payable only in the event of the receipt by the Company of any proceeds of such cash exercise, and (ii) we issued to the placement agent on the Closing Date five-year Placement Agent Warrants to purchase 255,000 shares of our common stock equal to 6% of the aggregate number of purchased Shares, which have the same terms, including exercise price and registration rights, as the Investor Warrants issued to the investors in the offering. The number of shares of common stock to be received upon the exercise of the Warrants and the exercise price of the Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the Closing Date.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except for the 100,000 shares of common stock of the Company owned by Anslow & Jaclin, LLP,  no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Webb & Company, P.A. to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common stock hereby will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey.

DESCRIPTION OF BUSINESS

We engage in developing and operating online dating applications and social networking applications on various social networking websites as well as on online dating website and a location-based social networking platform. We were incorporated under the laws of the State of Delaware on July 19, 2005. Clifford Lerner is our sole officer and director, as well as our controlling stockholder. We currently have 20 full-time employees.

On December 30, 2005, we obtained all of the shares of eTwine, Inc. a New York Corporation incorporated in May 2004, pursuant to a stock purchase agreement between eTwine, Inc. and us, in consideration for the issuance of 24,681,000 shares to the eTwine, Inc. shareholders (the “Share Exchange”).  As a result of the closing of the Share Exchange, eTwine, Inc. became our wholly-owned subsidiary.  Clifford Lerner remained our sole officer and director and after the Share Exchange.

Our initial focus was on building an online dating website. We launched an online dating website called IamFreeTonight.com, offering several unique features including Group Dating & Dating by Schedule in November 2006.  We began building dating applications on Facebook Platform in 2007.   As a result of the initial traffic growth with these applications, since 2007 we have shifted our business model from building online dating websites like IamFreeTonight.com, which is no longer active, towards developing dating applications on social networking platforms.

In November 2007 we changed our name from eTwine Holdings, Inc. to Snap Interactive, Inc. to reflect the company’s shifting focus toward producing dating applications for Social Networking websites.  At that time our stock ticker symbol also change from ETWI to STVI.  On June 10, 2009 we incorporated SNAP Mobile Limited, a United Kingdom Corporation as a wholly-owned subsidiary. In the fourth quarter of 2009 we completed our transition from an advertising model to a subscription-based model for revenue generation on our Are You Interested application on Facebook as well as on AreYouInterested.com.   Subscriptions and premium sales represent our primary revenue source since the beginning of 2010.

 We currently have approximately 8 applications across four social networking platforms, namely Facebook, MySpace, Hi5, & Bebo as well as two iPhone mobile applications and 2 stand-alone websites. Our primary application brand is Are You Interested.  Our other brands are WhoIsNear, Meet New People and Flirt With Me. As of January 31, 2011, we have in excess of 35 Million total installations of our applications.  We also launched our application Are You Interested on the iPhone mobile application platform for mobile dating and we built AreYouInterested.com, a stand-alone online dating website.

Our current corporate structure is illustrated in the figure below:

PRODUCTS

Meet New People

In June 2007 we launched our first application on Facebook called Meet New People.  Meet New People, which was significantly upgraded in December 2007, allows users to flirt with each other by messaging online and post when they are free to hang out.  Meet New People has in excess of 4 Million installations.
Are You Interested

In August 2007 we launched our second application on Facebook.com called Are You Interested.  Since its launch, Are You Interested has consistently been one of the leading pure-dating applications on Facebook as defined by most Daily Active Users and most Monthly Active Users.  Are You Interested allows users to view pictures of other members and indicate if they are “interested” in them by clicking “yes” on the picture.  We notify members when there is a mutual match.  Users are also able to send messages and exchange virtual gifts on the application.  Are You Interested has in excess of 30 Million installations on Facebook.  In March 2008 we launched Are You Interested on MySpace Developer Platform.  In March 2009 ‘Are You Interested?’ was launched on the iPhone, representing our first mobile dating application.

On May 4, 2009 we announced the beta-launch of AreYouInterested.com, our new stand-alone online dating website.  AreYouInterested.com represents an integrated and expanded version of our Are You Interested Facebook application and incorporates a Facebook Connect integration.

Flirt With Me

In March 2008, we launched Flirt With Me on MySpace Developer Platform.  Flirt With Me is a dating application that allows users to send funny flirts to each other as well as exchange virtual gifts and messages.  In April 2008,  we launched Flirt With Me on Hi5 Developer Platform and subsequently we launched Are You Interested and Flirt With Me on Bebo Developer Platform.

Who Is Near

In February 2011 we Beta-launched Who Is Near, a location-based service with a fully-integrated web, mobile, iPhone and social application enabling easy access to a user's existing social graph. WhoIsNear.com allows users to seamlessly find and interact with their existing friends without the need to re-create their social graph, while providing a simple and fun way to meet and communicate with new ones.

MARKETING STRATEGY

Our applications initially gained their user base primarily through viral growth however in late 2009, in conjunction with the launch of our subscription model, we began spending on advertising and marketing to acquire users.  Throughout 2010 we put more resources and capital behind our user acquisition programs.  We hired a full-time media buyer, developed in-house tools to track and measure the success of our advertising campaigns, and steadily increased our marketing spend as we developed the tools to identify profitable campaigns.  We primarily advertise through advertising networks and affiliate networks and run hundreds of campaigns at any given time, broken down by country, age range, gender, and sexual orientation.  We expect to continue increasing our marketing expenditures in anticipation of a positive return on the lifetime value of new users when compared to the acquisition cost.

COMPETITION

The company faces substantial competition from other social networking application providers as well as major online dating websites.  In the application field, we believe our primary competition comes from other leading developers such as Zynga, Playfish, Crowdstar and Playdom who all have multiple applications that remain consistently among the leaders on Facebook.  In the Dating category of social networking applications, we are consistently one of the leaders in the category as measured by both Monthly Active Users and Total Installs.  To our knowledge, Zoosk and Badoo are the only other application providers that have traffic totals for a dating application that compare with us at this time.  In the online dating industry we face competition from established competitors such as Match.com and eHarmony.com.

Achieving critical mass with respect to market share is critical for online dating sites and online dating applications.  As a result of our large user base we believe we are well-positioned to continue as a leader in the online dating application market.  We believe this large user base will also allow us to compete favorably in the marketplace with future products that we offer.  Additionally, we hope to offset any advantages held by competitors with larger member bases by offering products and services which are unique to the industry, superior in quality, and more appealing than those of our competitors. Additionally, we believe we have the tools and inherent efficiencies to purchase new users at a cost that is less than what traditional online dating site competitors pay.  We also believe that the industry offers substantial room for growth as social networking application platforms and mobile platforms continue to expand and as the internet continues to become more of an accepted tool for finding a mate.

GOVERNMENTAL REGULATIONS

There are no governmental approvals necessary to conduct our current business and the social networking application industry is not generally subject to any governmental regulation. Although this permits us to provide our services without the time and expense of governmental supervision it also allows competitors to more easily enter this business market.

PATENT AND TRADEMARKS

We have filed a trademark application for “Are You Interested in order to protect our product name and concept and that application is still pending.

We will continue to work with our intellectual property counsel to protect our patent and trademarks.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 363 Seventh Ave, 13th Floor, New York, NY 10001.  Currently we do not own any real property.  We rent a 3,400 square feet office and our office rental expense on a monthly basis is approximately $8,710.  The office lease term runs through March 2012.  Our subsidiaries SNAP Mobile Limited and eTwine Inc. operate out of our principal executive office.

LEGAL PROCEEDINGS

We are not currently aware of any pending legal proceedings against us.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

There is no public market for the Warrants.  Our shares of common stock are trading on the Over the Counter Bulletin Board (“OTC Bulletin Board”) under the trading symbol “STVI.OB.” The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system.  The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

The following table sets forth, for the periods indicated, the high and low bid prices for our common stock on the OTC Bulletin Board as reported by various OTCBB market makers. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

Quarter Ended	High Bid ($)	Low Bid ($)
Fourth Quarter ended December 31, 2010	$3.20	0.12
Third Quarter ended September 30, 2010	$0.48	0.10
Second Quarter ended June 30, 2010	$0.33	0.10
First Quarter ended March 31, 2010	$0.47	0.10
Fourth Quarter ended December 31, 2009	$0.15*	0.07*
Third Quarter ended September 30, 2009	$0.17*	0.07*
Second Quarter ended June 30, 2009	$0.27*	0.13*
First Quarter ended March 31, 2009	$.35*	0.17*

* adjusted to reflect the 3-1 forward split effectuated by the Company in January 2010.

Holders

As of February 7, 2011, there were approximately 43 holders of record of our common stock. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

Dividends

To date, we have never declared or paid any cash dividends on our capital stock.  We currently intend to retain any future earnings for funding growth and therefore, do not expect to pay any dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

Transfer Agent and Registrar

Our independent stock transfer agent is Corporate Stock Transfer, Inc. at 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULT OF OPERATIONS

The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form S-1. The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events or our future performance. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this prospectus. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report.

OVERVIEW

We were incorporated under the laws of the State of Delaware on July 19, 2005. Clifford Lerner is our sole officer and director, as well as our controlling stockholder. We currently have fifteen other employees. On December 30, 2005, we obtained all of the shares of eTwine, Inc. a New York Corporation incorporated in May 2004, pursuant to a Stock Purchase Agreement and Share Exchange between eTwine, Inc. and us in consideration for the issuance of 24,681,000 shares to the eTwine, Inc. shareholders. Clifford Lerner remained our sole officer and director after the agreement and pursuant to the agreement eTwine, Inc. became our wholly owned subsidiary. Now we own and operate dating applications on social networking websites as well as an online dating website. The purpose of this merger was to create a holding company in the event we decide to acquire other entities in this industry in the future. In addition, the purpose was for the public entity to be a Delaware corporation which has provisions of its laws that are more favorable to our shareholders than New York laws.

We launched an online dating website called IamFreeTonight.com in November 2006 offering several unique features for singles including Group Dating & Dating by Schedule.

In 2007 we began building dating applications on Facebook Platform.  As a result of our initial traffic growth with these applications we shifted our business model away from IamFreeTonight.com, which is no longer active, and towards building dating applications on social networking platforms.

In June 2007 we launched our first application on Facebook called Meet New People.  Meet New People, which was significantly upgraded in December 2007, allows users to flirt with each other by messaging online and post when they are free to hang out.  Meet New People has in excess of 4 Million installations.

In August 2007 we launched our second application on Facebook.com called Are You Interested.  Since its launch, Are You Interested has consistently been one of the leading pure-dating applications on Facebook as defined by most Daily Active Users and most Monthly Active Users.  Are You Interested allows users to view pictures of other members and indicate if they are “interested” in them by clicking “yes” on the picture.  We notify members when there is a mutual match.  Users are also able to send messages and exchange virtual gifts on the application.  Are You Interested has in excess of 30 Million installations on Facebook.

In November 2007 we changed our name from eTwine Holdings, Inc. to Snap Interactive, Inc. to reflect the company’s shifting focus toward producing dating applications for Social Networking websites.  At that time our stock ticker symbol also change from ETWI to STVI.

In March 2008 we launched two applications on MySpace Developer Platform: Are You Interested and a new brand called Flirt With Me.  Flirt With Me is a dating application that allows users to send funny flirts to each other as well as exchange virtual gifts and messages.

In April 2008 we launched an application on Hi5 Developer Platform called Flirt With Me.  We subsequently launched Are You Interested and Flirt With Me on Bebo Developer Platform.

In March 2009 ‘Are You Interested?’ was launched on the iPhone – representing our first mobile dating application.

On May 4, 2009 we announced the beta-launch of AreYouInterested.com, our new stand-alone online dating website.  AreYouInterested.com represents an expanded and integrated version of our Are You Interested Facebook application and incorporates a Facebook Connect integration.

On June 10, 2009 we incorporated SNAP Mobile Limited, a United Kingdom Corporation as a wholly-owned subsidiary.

In the fourth quarter of 2009 we completed our transition from an advertising model to a subscription-based model for revenue generation on our Are You Interested application on Facebook as well as on AreYouInterested.com.  Revenue from subscriptions and premium sales represent our primary revenue source since the beginning of 2010.

In February 2011 we Beta-launched WhoIsNear, a location-based service with a fully-integrated web, mobile, iPhone and social application enabling easy access to a user's existing social graph. WhoIsNear.com allows users to seamlessly find and interact with their existing friends without the need to re-create their social graph, while providing a simple and fun way to meet and communicate with new ones.

Collectively we have approximately eight applications across four social networking platforms, namely Facebook, MySpace, Hi5, & Bebo as well as two iPhone mobile applications and 2 stand-alone websites. Our primary application brand is Are You Interested.  Our other brands are WhoIsNear, Meet New People and Flirt With Me. As of January 31, 2011, we have in excess of 35 Million total installations of our applications. We also launched our application Are You Interested on the iPhone mobile application platform for mobile dating and we built AreYouInterested.com, a stand-alone online dating website.

Our Products

MEET NEW PEOPLE: Meet New People was launched on Facebook Platform (R) in June 2007 and substantially revamped in December 2007. Meet New People allows users to flirt with each other by messaging online and post when they are free to hang out. Meet New People has in excess of 4 Million total installs.

ARE YOU INTERESTED:  Are You Interested was launched on Facebook Platform (R) in August 2007.  Since its launch, Are You Interested has consistently been one of the leading pure-dating applications on Facebook as defined by Most Daily Active Users and Most Monthly Active Users, as well as Total Users.  Are You Interested allows users to view pictures of other members and indicate if they are “interested” by clicking “yes” on the picture.  We notify members when there is a mutual match.  Users are also able to exchange messages and virtual gifts on the application.  In March 2008 we launched Are You Interested on MySpace, and later in 2008 we launched Are You Interested on Bebo.   Are You Interested now has in excess of 30 Million total installs on Facebook.

On March 18, 2009 we launched Are You Interested on the iPhone.  This application represents our first mobile dating application.  Are You Interested is now available for download on iTunes as well as in the iPhone Apps Store.

On May 4, 2009 we announced the beta-launch of AreYouInterested.com, our new stand-alone online dating website.  AreYouInterested.com represents an expanded and integrated version of our Are You Interested Facebook application and incorporates a Facebook Connect integration

In the fourth quarter of 2009 we completed our transition from an advertising model to a subscription-based model for revenue generation on our Are You Interested application on Facebook as well as on AreYouInterested.com.

FLIRT WITH ME: Flirt With Me was launched on MySpace in March 2008, on Hi5 in April 2008, and recently on Bebo. Flirt With Me is a fun dating application that allows users to exchange flirts with each other and also integrates a "Flirt With Me" profile box onto a user's profiles to allow anyone who visits their profile the ability to send funny flirt messages. As of September 30, 2010, Flirt With Me had approximately 1 Million total installs.

WHO IS NEAR:  In February 2011 we Beta-launched WhoIsNear, a location-based service with a fully-integrated web, mobile, iPhone and social application enabling easy access to a user's existing social graph. WhoIsNear.com allows users to seamlessly find and interact with their existing friends without the need to re-create their social graph, while providing a simple and fun way to meet and communicate with new ones.

In the coming months we will continue to enhance our current applications and products as well as consider building additional dating application on Facebook and other large social networking platforms.

How We Generate Revenue

In the fourth quarter of 2009 we implemented a subscription-based pay model into our Are You Interested application on Facebook in order to generate additional revenue.  We had previously generated the majority of our revenue through advertisements placed on our products.  Since the beginning of 2010 the subscription fees received and premium sales became our primary source of revenue.  We are currently working on expanding subscription-based offerings into several of our other products.  The timing of implementing a subscription model is dependent upon a number of factors including our available resources to allocate to the project.  Our subscription offering on Are You Interested provides users with unlimited messaging and unlimited access to their matches as well as the ability to see who viewed their profile and send an unlimited number of premium virtual gifts.

We recognize revenue from monthly premium subscription fees in the month in which the services are used. Revenues are presented net of refunds, credits and known credit card chargebacks.   Our subscriptions are currently offered in durations of varying length from one month to six months – generally in one, three, and six month terms.  Long-term plans with durations longer than one month are generally available at discounted monthly rates however all subscription fees are collected at the time of purchase regardless of the length of the subscription term.  Revenues from these long-term plans are recognized pro-rata over the subscription term.  Pursuant to our terms of service, most subscriptions renew automatically for subsequent periods of the same length until subscribers terminate them.

We recognize revenue from the direct sale of "points" over two months. Points can be used in exchange for certain premium features on our products. Determining whether and when some of the criteria for spending points have been satisfied often involves assumptions and management judgments that can have an impact on the timing and amount of revenue we report in each period. At this time we believe that our assessment is fair and we will continue to monitor these activities in order to determine if there are significant changes in usage patterns.

We currently offer several payment options and are pursuing relationships with multiple payment processors in order to diversify our risk and reliance on a single payment processor, ensure competitive rates, and offer our users as many payment options as possible.  We will continue to research and explore additional opportunities in this area.

Our Business Objectives

▪	Continue to upgrade our existing applications and products and continue development on new projects

▪	Promotion and expansion of our various products including our social networking applications, our iPhone application, and our AreYouInterested.com online dating website.

▪	Consider building new applications on social networking platforms and further development and exploration of mobile platforms and products.

▪	Considering launching additional applications and websites that expand beyond online dating based upon our identification of industries and markets that we believe represent profitable opportunities.

▪	Continue to focus on building out our premium subscription service, marketing tools, and virtual goods platform in order to continue growing our subscription model on Are You Interested.

▪	Identify & explore new opportunities that emerge in our rapidly evolving industry

Governmental Regulations

There are no governmental approvals necessary to conduct our current business and the social networking application industry is not generally subject to any governmental regulation. Although this permits us to provide our services without the time and expense of governmental supervision it also allows competitors to more easily enter this business market.

Results of Operations for the Three and Nine Months ended September 30, 2010 Compared to the Three and Nine Months ended September 30, 2009

Revenues

Revenue increased from $2,354,334 for the nine months ended September 30, 2009 to $3,877,209 for the nine months ended September 30, 2010, an increase of $1,522,875.  Revenues increased from $801,120 for the three months ended September 30, 2009 to $1,706,691 for the three months ended September 30, 2010, an increase of $905,571.

These revenues are primarily generated from subscription fees for subscriptions to Are You Interested as well as access to premium features on our products. The increase in revenue for the nine months ended September 30, 2010 was primarily due to the implementation of subscriptions on our Are You Interested brand which took place in late 2009.  In 2009 our revenue was generated primarily from advertisements placed on our Are You Interested Facebook application.

Cost of Revenue

Cost of revenue increased from $928,303 for the nine months ended September 30, 2009 to $1,118,378 for the nine months ended September 30, 2010, an increase of $190,075.   Cost of revenue increased from $321,406 for the three months ended September 30, 2009 to $359,501 for the three months ended September 30, 2010, an increase of $38,095.  The increase in cost of revenue is primarily attributable to the overall expansion of our operations as compared to the previous year.  Our hosting costs increased as did other costs associated with the programming, design, and maintenance of our products.

Operating Expenses

Operating Expenses for the nine months ended September 30, 2010 increased to $3,559,797 from $1,058,140 for the nine months ended September 30, 2009, representing an increase of $2,501,657. Operating expenses for the three months ended September 30, 2010 increased to $1,260,218 from $399,431 for the three months ended September 30, 2009, representing an increase of $860,787.

The increase in operating expenses is primarily attributable to an increase in advertising and marketing expense.

Advertising and marketing expense for the nine months ended September 30, 2010 was $2,101,551. Advertising and marketing expense for the three months ended September 30, 2010 was $759,363. The increase in advertising and marketing expense is primarily due to the shift to a subscription based model and the associated user acquisition costs.

Compensation expense for the nine months ended September 30, 2010 increased to $486,335 from $480,716 for the nine months ended September 30, 2009, representing an increase of $5,619. This increase is due to the overall expansion of our operations as compared to the same period last year. Compensation expense for the three months ended September 30, 2010 decreased to $159,876 from $162,603 for the three months ended September 30, 2009 representing a decrease of $2,727. This decrease is due to a reduction in stock-based compensation to certain employees during this period.

General and administrative expenses for the nine months ended September 30, 2010 increased to $857,074 from $418,630 for the nine months ended September 30, 2009, representing an increase of $438,444. General and administrative expenses for the three months ended September 30, 2010 increased to $303,970 from $206,542 for the three months ended September 30, 2009 representing an increase of $97,428. The increase in general and administrative expense is due to the overall expansion of our operations as compared to last year.

Professional fees for the nine months ended September 30, 2010 decreased to $114,837 from $158,794 for the nine months ended September 30, 2009, representing a decrease of $43,957. Professional fees for the three months ended September 30, 2010 increased to $37,009 from $30,286 for the three months ended September 30, 2009 representing an increase of $6,723.  The decrease for the nine months ended September 30, 2010 and increase for the three months ended September 30, 2010 are due to routine fluctuations in our professional service needs in the ordinary course of business during these periods.

Net Income

Net income decreased to a net loss of $785,022 for the nine months ended September 30, 2010 from net income of $135,638 for the nine months ended September 30, 2009, a decrease of $920,660. Net income increased to $87,289 for the three months ended September 30, 2010 from net income of $22,736 for the three months ended September 30, 2009, an increase of $64,553.

The decrease in net income for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009 and shift to a net loss was primarily due to the revenue recognition impact of our shift to a subscription model in which revenue is recognized on a deferred basis when subscriptions occur over more than a single month as well as increased advertising costs for user acquisition associated with the shift to a subscription model on the Are You Interested brand.

Liquidity and Capital Resources

We are currently financing our operations primarily through cash generated by its operating activities and revenues derived from advertisements placed on our various applications as well as premium features placed on our applications.

As of September 30, 2010, we had $2,120,947 in cash.  Our cash increased from $1,895,449 as of December 31, 2009 by $225,498 due to a net increase in cash generated from operating activities during this period.  Historically, our principal working capital needs have been met through continuing operations. As we grow and expand our operations, the need for working capital will increase. We expect to finance our internal growth with cash provided from operations, borrowings, debt or equity offerings, or some combination thereof.

Our net loss for the nine months ended September 30, 2010 was $785,022.  Net cash provided by operating activities was $239,678 during the nine months ended September 30, 2010 as compared to cash provided by operating activities of $104,274 for the nine months ended September 30, 2009.

Cash used in operating activities mainly consisted of a net loss of $785,022 and a decrease in prepaid expenses of $138,318, an increase in deferred revenue of $1,047,637, an increase in stock based compensation of $134,597, an increase in accounts receivable of $347,012 and an increase in our credit card holdback of $136,631 offset by a decrease in accrued expenses of $356,550 and a decrease in accrued interest payable of $2,019. The Company intends to use its cash to continue to fund its operations going forward.

Results of Operations for the Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Revenues

Revenue increased from $3,011,627 for the year ended December 31, 2008 to $3,170,725 for the year ended December 31, 2009, an increase of $159,098.

These revenues are primarily generated from advertisements and premium features placed on our various applications as well as subscription fees for subscriptions to our Are You Interested application on Facebook.  We experienced a small increase in revenue versus the previous year as a result of increased monetization efforts, however as we noticed declining advertising payouts much of the year was spent developing and transitioning to our subscription model for which we only began seeing the anticipated revenue increase toward the end of 2009  following its launch.

Cost of Revenue

Cost of Revenue increased from $958,364 for the year ended December 31, 2008 to $1,423,585 for the year ended December 31, 2009, an increase of $465,221.  The increase in Cost of Revenue is primarily attributable to the overall expansion of our operations as compared to the previous year including increases in staff, hosting and server costs..

Operating Expenses

Operating Expenses for the year ended December 31, 2009 increased to $1,831,918 from $1,119,384 for the year ended December 31, 2008, representing an increase of $712,534.

The increase in Operating Expenses is primarily attributable to the overall expansion of our operations as compared to the previous year.   Primary Operating Expenses include Compensation Expense, and General & Administrative Expenses

Compensation Expense for the year ended December 31, 2009 increased to $749,637 from $585,254 for the year ended December 31, 2008, representing an increase of $164,383.  The increase in Compensation Expense was due to the hiring of new employees and the payment of retention bonuses for key employees.

General and Administrative Expenses for the year ended December 31, 2009 increased to $961,179 from $444,571 for the year ended December 31, 2008, representing an increase of $516,608.  The increase in General and Administrative Expense is due to the overall expansion of our operations as compared to last year including costs associated with our office relocation, costs associated with the hiring of additional employees and marketing and user acquisition costs.

Professional fees for the year ended December 31, 2009 increased to $121,102 from $89,559 for the year ended December 31, 2008, representing an increase of $31,543.   The increase in professional fees was due to increased costs in the area of legal, accounting, and investor relations.

Net Income

Net Income decreased to a loss of $101,919 for the year ended December 31, 2009 from net income of $796,960 for the year ended December 31, 2008, a decrease of $898,879.

The decrease in net income and shift to a net loss was due to the revenue recognition aspect of our subscription model in which revenues are recognized over the duration of a user’s subscription term rather than when collected in the case of multi-month subscriptions, as well as decreased advertising payouts, and increased expenses associated with the expansion of our operations.

Liquidity and Capital Resources

We are currently financing its operations primarily through cash generated by our previous financing activities and revenues derived from advertisements placed on our various applications as well as premium features placed on our applications.

As of December 31, 2009, we had $1,895,449 in cash.  Historically, our principal working capital needs have been met through continuing operations. As we grow and expand our operations, the need for working capital will increase. We expect to finance our internal growth with cash provided from operations, borrowings, debt or equity offerings, or some combination thereof.

Our net loss for the year ended December 31, 2009 was $101,919.  Net cash provided by operating activities was $441,226 during year ended December 31, 2009 as compared to cash provided by operating activities of $1,238,500 for the year ended December 31, 2008.  Cash provided by operating activities mainly consisted of a net loss of $101,919 and an increase in accrued expenses of $174,957, an increase in prepaid expenses of $222,974, an increase in deferred revenue of $281,049 and an increase in stock based compensation. We intend to use our cash to continue to funds its operations going forward.

Critical Accounting Pronouncements

Our significant accounting policies are summarized in Note 1 of our financial statements.

We account for income taxes under the FASB Accounting Standards Codification No. 740, Income Taxes. Under FASB Accounting Standards Codification No. 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

We value property and equipment at cost and depreciate these assets using the straight-line method over their expected useful life. We use a three year life for software and five year life for computer equipment.

In December 2004, the FASB issued FASB Accounting Standards Codification No. 718, Compensation – Stock Compensation. Under FASB Accounting Standards Codification No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Effective January 1, 2006, the Company has fully adopted the provisions of FASB Accounting Standards Codification No. 718. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company applies this statement prospectively.

Equity instruments (“instruments”) issued to other than employees are recorded on the basis of the fair value of the instruments, as required by FASB Accounting Standards Codification No. 718. FASB Accounting Standards Codification No. 505, Equity Based Payments to Non-Employees defines the measurement date and recognition period for such instruments. In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification No. 505.

We have adopted the provisions of FASB Accounting Standards Codification No. 350, Intangibles – Goodwill and Other.  Costs incurred in the planning stage of a website are expensed as research and development while costs incurred in the development stage are capitalized and amortized over the life of the asset, estimated to be five years. Expenses subsequent to the launch have been expensed as research and development expenses.

 We recognize revenue on arrangements in accordance with FASB Accounting Standards Codification No. 605, Revenue Recognition. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability is reasonably assured.

The Company recognizes revenue as earned on a click-through, impression, and registration/subscription basis.  When a user clicks an advertisement (“CPC basis”), views an advertisement impression (“CPM basis”), or registers for an external website via an advertisement clicked on through the Company’s applications (“CPA basis”), or purchases “points” or completes an offer to subscribe to premium features on the Company’s applications, the contract amount is recognized as revenue.

The Company recognizes revenue from monthly premium subscription fees in the month in which the services are used. Revenues are presented net of refunds, credits and known credit card chargebacks.   Subscriptions are currently offered in durations of varying length from one month to six months.

The Company recognizes revenue from the direct sale of "points" over two months.  Points can be used in exchange for premium features on products.

Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standard Update (“ASU”) No. 2009-13, which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit and modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. The ASU significantly expands the disclosure requirements for multiple-deliverable revenue arrangements. The ASU will be effective for the first annual reporting period beginning on or after June 15, 2010, and may be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date. Early adoption is permitted, provided that the guidance is retroactively applied to the beginning of the year of adoption. The Company does not expect the adoption of ASU No. 2009-13 to have any effect on its financial statements upon its required adoption on January 1, 2011.

OFF-BALANCE SHEET ARRANGEMENTS:

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Our sole executive officer’s and director’s and his respective age as of February 7, 2011 are as follows:

NAME	AGE	POSITION

Clifford Lerner	32	President, Chief Executive Officer, Chief Financial Officer, Chairman

Set forth below is a brief description of the background and business experience of our sole executive officer and director for the past five years.

CLIFFORD LERNER is our President and Chief Executive Officer as well as Chairman of our Board of Directors. Prior to joining us in 2005, Clifford spent his professional career from 2000 to 2005 at Lehman Brothers Inc. as an Analyst in its Equities division. Clifford worked as an Analyst in the Product Management Group where his duties involved helping to coordinate the morning and afternoon equity research calls. Clifford has a strong knowledge and understanding of the online dating and social networking spaces and has managed the product development and growth for all of SNAP’s applications and websites since inception.

He received his undergraduate degree from Cornell University in 2000 where he majored in Applied Economics & Business Management.

Term of Office

Our sole director is appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our sole officer is appointed by our board of directors and hold office until removed by the board.

Our sole director listed above have been in office since the appointment at the inception of our company and will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors.

Employment Agreements

On December 13, 2006 the Company executed an employment agreement with its President and CEO.  The term ceases December 1, 2007 but it was renewed for a period of three additional year through December 1, 2008.  As compensation for services, the President will receive annual compensation of $160,000 a year beginning January 1, 2008.  The agreement also calls for the employee to receive health benefits, monthly membership for a health and fitness facility as well as a complete annual physical.  In addition, upon a change in control of the Company, the employee will receive severance payments equal to the remaining amounts due under the employment agreement plus a minimum of two years base compensation, plus any prorated share of incentive compensation and stock options associated with any signing bonus, plus health benefits up to two years and up to $50,000 in job search costs.  For the year ended December 31, 2010 a $200,000 cash year-end bonus has been issued. As of December 31, 2010 the employment agreement has not been extended, however the employment relationship had continued under the same terms with an annual compensation of $210,000.

In March 2010 an amendment to its President and CEO’s employment agreement was signed which called for routine indemnification against any action or suit brought against him as a result of the performance of his job duties.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Conflicts of Interest

Certain potential conflicts of interest are inherent in the relationships between our officers and directors, and us.

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of us and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our shareholders will have any right to require participation in such other activities.

Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of us and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (ii) the transaction be approved by a majority of our disinterested outside directors, and (iii) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

Our sole director and officer has not filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten (10) years, none of our directors, executive officers, promoters, control persons, or nominees has been:

▪
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

▪	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

▪
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

▪	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

The Audit Committee

We have not formed a board audit committee as of the filing of this Registration Statement.

Potential Conflicts of Interest

We are not aware of any current or potential conflicts of interest with any of our executives or directors.

Compliance With Section 16(A) Of The Exchange Act.

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and are required to furnish copies to the Company. To the best of the Company’s knowledge, any reports required to be filed were timely as of the date hereof.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officer during the years ended December 31, 2010, 2009, and 2008 in all capacities for the accounts of our executive, including the Chief Executive Officer (CEO); Chief Financial Officer (CFO) and Co-Founder:
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	(1) All Other Compensation ($)	Totals ($)
Clifford Lerner,	2010	$210,000	$200,000	0	0	0	0	0	$410,000
President,	2009	$200,000	$100,000	0	0	0	0	0	$300,000
CEO, and CFO	2008	$160,000	$106,154	0	0	0	0	0	$266,154

Darrell Lerner,	2010	$180,000	$75,000	0	0	0	0	$9,000	$264,000
Co-Founder	2009	$175,000	$35,000	0	0	0	0	$8,250	$218,250
	2008	$160,000	$25,000	$50,000	0	0	0	0	$235,000

(1) Beginning February 2009 the co-founder receives $750 per month as a transportation allowance.

Outstanding Equity Awards at Fiscal Year-End.

Pursuant to his 2006 employment agreement with us, we granted to Clifford Lerner options to purchase four million five hundred thousand shares of the Company’s Common Stock at a price of $0.13, such options to expire in 2012.  The options vested immediately and we recorded compensation expense of $365,250, with an offsetting credit to additional paid in capital.  We have valued these options at their fair value using the Black-Scholes option pricing method.  The assumptions used were as follows:

Expected life	2 years
Expected volatility	71.86%
Risk free interest rate	4.86%
Expected dividends	0%

On December 1, 2007, the Company executed an employment agreement with its co-founder. The term ceases December 1, 2008. There is an automatic option to extend the agreement for a period of three additional years. In March 2010, such employment agreement was amended to provide for routine indemnification against any action or suit brought against him as a result of the performance of his job duties.

Long-Term Incentive Plan (“LTIP”) Awards Table. There were no awards made to a named executive officer in the last completed fiscal year under any LTIP

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Clifford Lerner	0	-	-	-	-	-	-

We do not currently have an established policy to provide compensation to members of our Board of Directors for services rendered in that capacity.  We plan to develop such a policy in the near future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of February 7, 2011 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possesses sole voting and investment power with respect to the shares shown. As of February 7, 2011, we have 37,423,000 shares of Common Stock issued and outstanding.

Name	Number of Shares Beneficially Owned (1)	Percent of Shares (2)
Cliff Lerner, Chief Executive Officer and Chief Financial Officer (3)	21,000,000	56.12%
Officers and Directors as a Group (1)	21,000,000	56.12%

(1)
A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through such as exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of January 31, 2011.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of January 31, 2011 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

None.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities.

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

INDEX TO FINANCIAL STATEMENTS

PAGE	F-2	CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

PAGE	F-3	CONSOLIDATED STATEMENTS OF OPERATIONS THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

PAGE	F-4	CONSOLIDATED STATEMENTS OF CASH FLOWS NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

PAGE	F-5/F-19	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

PAGE	F-20	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	F-21	CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2009 AND 2008

PAGE	F-22	CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

PAGE	F-23	CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

PAGE	F-24	CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

PAGE	F-25/F-44	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

(UNAUDITED)

Page(s)

Consolidated Balance Sheets as of September 30, 2010 (unaudited) and December 31, 2009	F-2

Consolidated Statements of Operations Three and Nine Months Ended September 30, 2010 and 2009 (unaudited)	F-3

Consolidated Statements of Changes in Stockholders' Equity Nine Months Ended September 30, 2010 and 2009 (unaudited)	F-4

Consolidated Statements of Cash Flows Nine Months Ended September 30, 2010 and 2009 (unaudited)	F-4

Notes to Consolidated Financial Statements (unaudited)	F-5 - F-19

Snap Interactive, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

ASSETS

	September 30, 2010	December 31, 2009
	(Unaudited)
Current Assets
Cash	$2,120,947	$1,895,449
Credit Card Holdback Receivable	151,627	14,996
Accounts receivable, net	156,039	322,351
Prepaid Expense	85,054	223,372
Total Current Assets	2,513,667	2,456,168

Property and Equipment, net	87,066	86,633

Other Assets
Security Deposit	18,185	33,435
Total Other Assets	18,185	33,435

Total Assets	$2,618,918	$2,576,236

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$190,319	$529,570
Deferred Revenue	1,328,686	281,049
Settlement Payable	5,941	23,238
Convertible Notes Payable - Related Party	45,486	45,486
Accrued interest	23,442	21,423
Total Current Liabilities	1,593,874	900,766

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none
issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized,
33,173,256 and 32,628,969 shares issued and outstanding, respectively	33,173	32,629
Additional paid-in capital	2,726,268	2,568,652
Accumulated deficit	(1,709,522)	(924,500)
Less: deferred compensation	(24,875)	(1,311)
Total Stockholders' Equity	1,025,044	1,675,470

Total Liabilities and Stockholders' Equity	$2,618,918	$2,576,236

See accompanying notes to condensed consolidated unaudited financial statements

Snap Interactive, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Revenue	$1,706,691	$801,120	$3,877,209	$2,354,334

Cost of Revenue	359,501	321,406	1,118,378	928,303

Gross Profit	1,347,190	479,714	2,758,831	1,426,031

Operating Expenses
Compensation expense	159,876	162,603	486,335	480,716
Professional fees	37,009	30,286	114,837	158,794
Advertising and marketing expense	759,363	-	2,101,551	-
General and administrative	303,970	206,542	857,074	418,630
Total Operating Expenses	1,260,218	399,431	3,559,797	1,058,140

Income /(Loss) from Operations	86,972	80,283	(800,966)	367,891

Other Income (Expense)
Interest Expense	(640)	(1,161)	(2,721)	(3,753)
Other Income/(Loss)	(721)	7,500	12,890	14,904
Interest Income	1,678	4,614	5,775	11,651
Total Other Income/(Expense), net	317	10,953	15,944	22,802

Income/(Loss) Before Provision For Income Taxes	87,289	91,236	(785,022)	390,693

Provision for Income Taxes	-	(68,500)	-	(255,055)

Net Income/(Loss)	$87,289	$22,736	$(785,022)	$135,638

Net Income/(Loss) Per Share - Basic	$0.00	$0.00	(0.02)	0.00

Net Income/(Loss) Per Share - Diluted	$0.00	$0.00	(0.02)	0.00

Weighted average number of shares outstanding
during the period - Basic	33,161,718	32,540,958	33,046,772	32,437,974

Weighted average number of shares outstanding
during the period - Diluted	33,161,718	33,066,513	33,046,772	34,815,024

See accompanying notes to condensed consolidated unaudited financial statements

Snap Interactive, Inc. and Subsidiaries
Condensed Consolidated Statement of Changes in Stockholders' Equity
For the nine months ended September 30, 2010
(Unaudited)

	Preferred Stock		Common stock
	$.001 Par Value		$.001 Par Value		Additional			Total
					paid-in	Accumulated	Deferred	Stockholder's
		Amount	Shares	Amount	capital	Deficit	Compensation	Equity

Balance, December 31, 2009	-	-	32,628,969	32,629	2,568,652	(924,500)	(1,311)	1,675,470

Deferred compensation realized	-	-	-	-	-	-	1,311	1,311

Stock options granted for services	-	-	-	-	34,999	-	-	34,999

Share based compensation	-	-			35,108	-	-	35,108

Shares issued for services	-	-	300,000	300	74,700	-	(24,875)	50,125

Shares issued for services	-	-	244,287	244	12,809	-	-	13,053

Net Loss, for the nine months ended September 30, 2010						(785,022)		(785,022)

Balance, September 30, 2010	-	$-	33,173,256	$33,173	$2,726,268	$(1,709,522)	$(24,875)	$1,025,044

See accompanying notes to condensed consolidated unaudited financial statements

Snap Interactive, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended September 30,
	2010	2009
Cash Flows From Operating Activities:
Net Income/(Loss)	$(785,022)	$135,638
Adjustments to reconcile net income/(loss)to net cash provided by operations
Depreciation/Amortization	13,748	13,993
Stock based compensation	134,597	192,404
(Increase) Decrease in:
Accounts Receivable	347,012	(43,415)
Allowance for bad debts	(180,700)	-
Credit Card Holdback Receivable	(136,631)	-
Prepaid Expense	138,318	(15,068)
Security Deposit	15,250	(14,684)
Increase (Decrease) in:
Accounts payable and accrued expenses	(356,550)	(185,018)
Deferred revenue	1,047,637	18,405
Accrued interest payable	2,019	2,019
Net Cash Provided by Operating Activities	239,678	104,274

Cash Flows From Investing Activities:
Increase in Investments	-	(253,256)
Purchase of Fixed Assets and Domain Name	(14,180)	(55,090)
Net Cash Used In Investing Activities	(14,180)	(308,346)

Net Cash Provided By Financing Activities	-	-

Net Increase (Decrease) in Cash	225,498	(204,072)

Cash at Beginning of Period	1,895,449	1,529,354

Cash at End of Period	$2,120,947	$1,325,282

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$1,247
Cash paid for taxes	$-	$178,575

See accompanying notes to condensed consolidated unaudited financial statements

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

(UNAUDITED)

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information.  Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

It is management’s opinion however, that all material adjustments (consisting of normal recurring adjustments) have been made, which are necessary for a fair financial statements presentation.  The results for the interim period are not necessarily indicative of the results to be expected for the year.

(B) Principles of Consolidation

The accompanying 2010 and 2009 consolidated financial statements include the accounts of Snap Interactive, Inc., its 100% owned subsidiaries eTwine, Inc and Snap Mobile Limited.   Snap Mobile Limited is a United Kingdom Corporation, and was incorporated on September 10, 2009.  All intercompany accounts have been eliminated in the consolidation.

(C) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

(D) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(E) Income Taxes

The Company accounts for income taxes under the FASB Accounting Standards Codification No. 740, Income Taxes.  Under FASB Accounting Standards Codification No. 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under FASB Accounting Standards Codification No. 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

(UNAUDITED)

(F) Property and Equipment

The Company values property and equipment at cost and depreciates these assets using the straight-line method over their expected useful life. The Company uses a three year life for software, website costs and leasehold improvements and five year life for computer equipment.

In accordance with FASB Accounting Standards Codification No. 360, Property, Plant and Equipment, the Company carries long-lived assets at the lower of the carrying amount or fair value. Impairment is evaluated by estimating future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flow is less than the carrying amount of the assets, an impairment loss is recognized. Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest.

There were no impairment losses recorded during the three and nine months ended September 30, 2010 and 2009, respectively.

(G) Intangible Assets

In accordance with Statement FASB Accounting Standards Codification No. 350, Intangibles, Goodwill and Other, requires that intangible assets with a finite life are amortized over its life and requires that goodwill and intangible assets be reviewed for impairment annually, or more frequently if impairment indicators arise.

(H) Stock-Based Compensation

In December 2004, the FASB issued FASB Accounting Standards Codification No. 718, Compensation – Stock Compensation.  Under FASB Accounting Standards Codification No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.  As such, compensation cost is measured on the date of grant at their fair value.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company applies this statement prospectively.

Equity instruments (“instruments”) issued to other than employees are recorded on the basis of the fair value of the instruments, as required by FASB Accounting Standards Codification No. 718.  FASB Accounting Standards Codification No. 505, Equity Based Payments to Non-Employees defines the measurement date and recognition period for such instruments.  In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

(UNAUDITED)

(I) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(J) Income/(Loss)Per Share

Basic income per common share is computed based upon the weighted average common shares outstanding as defined by FASB Accounting Standards Codification No. 260, Earnings Per Share.

Diluted income per share includes the dilutive effects of stock options, warrants, and stock equivalents.  To the extent stock options, warrants, stock equivalents and warrants are anti-dilutive, they are excluded from the calculation of diluted income per share.  For the three and nine months ended September 30, 2009 the 10,200,000 shares issuable upon the exercise of stock options and warrants were not included in the computation of income per share because their inclusion is anti-dilutive. For the three and nine months ended September 30, 2010, 6,645,000 shares issuable upon the exercise of stock options and 525,555 shares issuable upon the conversion of convertible debt were not included in the computation of diluted loss per share because their inclusion is anti-dilutive.

The following table sets forth the computation of basic earnings per share:

	For the three	For the three	For the nine	For the nine
	months ended	months ended	months ended	months ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net income (loss) for the period	$87,289	$22,736	$(785,022)	$135,638

Weighted average number of shares outstanding	33,161,718	32,540,958	32,046,772	32,437,974

Basic earnings per share	$(0.00)	$0.00	$(0.03)	$0.00

The following table sets forth the computation of diluted earnings per share:

	For the three months ended	For the three months ended	For the nine months ended	For the nine months
	September 30, 2010	September 30, 2009	September 30, 2009	September 30, 2009
Net income (loss) for the year	$87,289	$22,736	$(785,022)	$135,638
Add: Adjustment for interest on 6% convertible notes	-	682	-	2,047

Adjusted net income (loss)	$87,289	$23,418	$(785,022)	$137,685

Weighted average number of shares	33,161,718	32,540,958	33,046,772	32,437,974
Add: Dilutive Weighted Average shares assumed to be issued upon conversion of 6% convertible notes as of the date of issuance	-	525,555	-	525,555
Dilutive Warrants and options as of beginning of period	-	-	-	1,851,495

Weighted average number of common and common equivalent shares	33,161,718	33,066,513	33,046,772	34,815,024

Diluted earnings(loss) per share	$0.00	$0.00	$(0.02)	$0.00

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

(UNAUDITED)

(K) Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for accounts receivable, accounts payable, advances from stockholder and notes payable approximate fair value based on the short-term maturity of these instruments.

(L) Research and Development

The Company has adopted the provisions of FASB Accounting Standards Codification No. 350, Intangibles – Goodwill & Other.  Costs incurred in the planning stage of a website are expensed as research and development while costs incurred in the development stage are capitalized and amortized over the life of the asset, estimated to be five years.  Expenses subsequent to the launch have been expensed as research and development expenses.

(M) Concentration of Credit Risk

At September 30, 2010, 42.50% of Accounts Receivable is due from Customer A, 15.04% was due from Customer B, and 29.56% was due from Customer C.

At September 30, 2009, 34.57% of sales earned were due from Customer A, 27.63% was due from Customer B, 11.82% was due from Customer C.

At September 30, 2009 31.43% of Accounts Receivable was due from Customer A, and 54.84% was due from Customer B.

The Company at times has cash in banks in excess of FDIC insurance limits. The Company had approximately $1,293,000 and $593,430 in excess of FDIC insurance limits as of September 30, 2010 and December 31, 2009, respectively.

(N) Revenue Recognition

The Company recognizes revenue on arrangements in accordance with FASB Accounting Standards Codification No. 605, Revenue Recognition.  In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability is reasonably assured.

The Company has multiple revenue streams: subscriptions, advertisements, and the sale of points.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

(UNAUDITED)

The Company recognizes advertising revenue as earned on a click-through, impression, and registration/subscription basis.  When a user clicks an advertisement (“CPC basis”), views an advertisement impression (“CPM basis”), or registers for an external website via an advertisement clicked on through the Company’s applications (“CPA basis”), or purchases “points” or completes an offer to subscribe to premium features on the Company’s applications, the contract amount is recognized as revenue.

The Company recognizes revenue from monthly premium subscription fees in the month in which the services are used. Revenues are presented net of refunds, credits and known credit card chargebacks.   Subscriptions are currently offered in durations of varying length from one month to six months.

Revenues from multi month subscriptions are recognized over the length of the subscription term rather than when purchased. Because a significant amount of our subscription sales occurred from subscriptions with a term of three or six months, we apportion that revenue over the duration of the subscription term even though it is collected in full at the time of purchase. The difference between the gross cash receipts collected and the recognized revenue from those sales during that reporting period will appear as deferred revenue.

The Company recognizes revenue from the direct sale of "points" over two months.  Points can be used in exchange for premium features on products.

Our payment processors have established routine reserve accounts to secure the performance of our obligations under our service agreements.  This is standard practice within the payment processing industry.  These reserve accounts withhold a small percentage of our sales in a segregated account in the form of a six month rolling reserve.  Each month’s withheld funds are returned to us on a monthly basis after six months of being held in the reserve account and any remaining funds will be returned to us after 90 to 180 days following termination of such agreements.

During the nine months ending September 30, 2010 and 2009 the Company had the following revenues:

	As of September 30, 2010	As of September 30, 2009

Advertising Revenue	$232,498	$2,354,334
Subscription/Points Revenue	3,644,711	-

Total Revenue	$3,877,209	$2,354,334

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

(UNAUDITED)

During the nine months ending September 30, 2010 and December 31, 2009 the Company had the following accounts receivable:

	As of September 30, 2010	As of December 31, 2009

Accounts Receivable	$336,739	$322,351
Less: Allowance for Doubtful Accounts	$(180,700)	-
Accounts Receivable, net	$156,039	$322,351

(O) Cost of Revenue

Cost of revenues includes the expenses associated with the operation of data centers, including labor, consulting, hosting, server and web design and programming expenses.

(P) Reclassification

Certain amounts from prior periods have been reclassified to conform to the current period presentation.

(Q) Advertising and Marketing

Advertising and marketing costs are expensed as incurred.  Advertising and marketing expense was $2,101,551 and $0 for the nine months ended September 30, 2010 and 2009, respectively.

(R) Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standard Update (“ASU”) No. 2009-13, which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit and modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. The ASU significantly expands the disclosure requirements for multiple-deliverable revenue arrangements. The ASU will be effective for the first annual reporting period beginning on or after June 15, 2010, and may be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date. Early adoption is permitted, provided that the guidance is retroactively applied to the beginning of the year of adoption. The Company does not expect the adoption of ASU No. 2009-13 to have any effect on its financial statements upon its required adoption on January 1, 2011.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

(UNAUDITED)

NOTE 2     PROPERTY AND EQUIPMENT

At September 30, 2010 and December 31, 2009 property, equipment and intangible assets is as follows:

	As of September 30, 2010	As of December 31, 2009

Computer/Equipment and Furniture	$90,762	$81,187
Website Domain Name	24,938	24,938
Software	1,353	1,353
Website Costs	40,500	40,500
Less Accumulated Depreciation and Amortization	(70,487)	(61,345)

Total Property and Equipment	$87,066	$86,633

Depreciation and amortization expense for the nine months ended September 30, 2010 and 2009 was $13,748, and $13,993 respectively.

NOTE 3     STOCKHOLDERS’ EQUITY

(A)   Common Stock Issued for Services

During the nine month period ending September 30, 2010, 244,287 shares of previously granted shares were fully vested and issued.  The Company recognized an expense of $13,053 for the value of these services.

During the nine month period ending September 30, 2010, an expense of $35,108 was recorded for shares granted under various employment agreements for services to be performed through January 1, 2013. The fair values of the granted shares are being expensed over the life of the agreements.

On February 1, 2010, the Company entered into a one year consulting agreement with an unrelated third party to provide legal services.  In exchange for the services provided the Company was required to issue 300,000 shares of the Company’s common stock with a fair value of $75,000.  As of September 30, 2010, $50,125is recorded as legal fees and $24,875 is recorded as deferred compensation.

On March 1, 2010, the Company authorized the issuance of 300,000 shares of the Company's common stock as part of a co-founder employment agreement in exchange for 3,000,000 options previously issued  (See Note 6(A), and 7).

During the period ending September 30, 2010, $1,311 of deferred compensation was recognized for shares issued in the prior year.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

(UNAUDITED)

(B)  Stock Options and Warrants Issued for Services

The following tables summarize all stock option and warrant grants to employees and consultants for the nine months ended September 30, 2010 and 2009, and the related changes during these periods are presented below.

	Number of Options	Weighted Average Exercise Price
Stock Options
Balance at December 31, 2009	9,600,000
Granted	45,000	$0.29
Exercised	-
Forfeited	(3,000,000)
Balance at September 30, 2010	6,645,000
Options Exercisable at September 30, 2010	6,030,000	$0.27
Weighted Average Fair Value of Options Granted During 2010		$0.29

Of the total options granted, 6,030,000 are fully vested, exercisable and non-forfeitable.

	Number of Warrants	Weighted Average Exercise Price
Stock Warrants
Balance at December 31, 2009	750,000	$0.40
Granted	-
Exercised	-
Expired	(750,000)
Balance at September 30, 2010	-
Warrants Exercisable at September 30, 2010	-	$-
Weighted Average Fair Value of Warrants Granted During 2010		$-

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

(UNAUDITED)

The following table summarizes information about stock options and warrants for the Company as of September 30, 2010 and 2009:

2010 Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at September 30, 2010	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at September 30, 2010	Weighted Average Exercise Price
$0.00-0.13	4,650,000	3.24	$0.13	4,500,000	$0.13
$0.17 - 1.00	1,995,000	1.98	$0.66	1,530,000	$0.66

2009 Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at September 30, 2009	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at September 30, 2009	Weighted Average Exercise Price
$0.00-0.13	4,500,000	3.21	$0.13	4,500,000	$0.13
$0.17 - 1.00	4,950,000	2.78	$0.49	4,140,000	$0.44

2010 Warrants Outstanding				Warrants Exercisable
Range of Exercise Price	Number Outstanding at September 30, 2010	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at September 30, 2010	Weighted Average Exercise Price
$-	-	-	$-	-	$-

2009 Warrants Outstanding				Warrants Exercisable
Range of Exercise Price	Number Outstanding at September 30, 2009	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at September 30, 2009	Weighted Average Exercise Price
$0.40	750,000	0.76	$0.40	750,000	$0.40

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

(UNAUDITED)

On August 16, 2010, the Company granted 25,000 options having an exercise price of $0.35 per share. The options vest after one year of employment.  The Company has valued these options at their fair value using the Black-Scholes option pricing method.  The assumptions used were as follows:

Expected life	5 years

Expected volatility	282.30%

Risk free interest rate	0.11%

Expected dividends	0%

On September 13, 2010, the Company granted 20,000 options having an exercise price of $0.22 per share.  10,000 of the options vest after one year of employment and 10,000 of the options vest after two years of employment. The Company has valued these options at their fair value using the Black-Scholes option pricing method.  The assumptions used were as follows:

Expected life	1-2 years

Expected volatility	284.86%

Risk free interest rate	0.17%

Expected dividends	0%

(C) Stock Split

On January 12, 2010, the Company’s Board of Directors declared a three –for-one forward stock split effective to stockholders of record on January 14, 2010.  Per share and weighted average amounts have been retroactively restated in the accompanying financial statements and related notes to reflect this stock split.

NOTE 4     CONVERTIBLE NOTES PAYABLE – RELATED PARTY

On December 29, 2005, $92,648 of stockholder advances were converted into an unsecured convertible note payable, due December 31, 2008 (extended to December 31, 2010) and bearing interest at a rate of 6% per annum. All debt can be converted at the rate of $0.08 per share for each $1 of debt.  The cash offering price at that time was $0.08 and therefore there was no beneficial conversion feature on the note as the market price and conversion price were equivalent.  During 2006, the stockholder exchanged $7,300 of the note payable in full payment of a subscription receivable.  On March 27, 2007, a stockholder converted additional debt totaling $50,000 in exchange for 600,000 shares of common stock.  The fair value of the common stock was $0.08 per share based upon the terms of the convertible note entered into on December 29, 2005.  Accordingly, no gain or loss is recognized in this transaction. At September 30, 2010, the Company had a remaining balance due of $35,348.

On March 1, 2007, $10,138 of the stockholder advances were converted into an unsecured convertible note payable, due March 1, 2010 (extended to March 1, 2011) and bearing interest at a rate of 6% per annum. All debt can be converted at the rate of $0.10 per share for each $1 of debt.  There was no beneficial conversion recognized on the conversion.  At September 30, 2010, the Company had a remaining balance due of $10,138.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

(UNAUDITED)

NOTE 5     SETTLEMENT PAYABLE

On January 5, 2008 the Company entered into an agreement with a service provider requiring a total payment of $97,000. $25,000 was paid on January 5, 2008 the remaining $72,000 is payable in 36 monthly installments with imputed interest at a rate of 6% starting January 5, 2008.

NOTE 6     COMMITMENTS

(A) Employment Agreements

In January and February 2009, the Company entered into various agreements with several employees whereby the company is required to issue up to 300,000 shares of the Company’s common stock in various increments over the following two years subject to conditions including continued employment with the Company at the time of issuance.

On October 12, 2009, the Company authorized the issuance of 30,000 shares of common stock to be issued in 2010 and 2011 as compensation pursuant to the terms of an agreement, having a fair value of $3,500 subject to certain terms and vesting requirements being met during that time period.

The company has entered into Employment Agreements with employees for various terms through June 30, 2012 requiring a total commitment of salaries and bonuses totaling $442,667 subject to various conditions including continued employment with the company at the time of scheduled payment of bonuses.  The agreements also call for the employees to receive health benefits as well as various stock and option awards (See Note 3(A) and (B)).

On December 1, 2007 the Company entered into a one year employment agreement with its co-founder. As compensation for services received, the Company is required to issue 300,000 shares of common stock, an option to purchase 3,000,000 shares and annual compensation of $160,000 a year beginning January 2008 with annual bonus and salary increases determined by the Company.  The agreement also calls for the employee to receive health benefits, monthly membership for a health and fitness facility as well as a complete annual physical.  In addition, upon a change in control of the Company, the employee will receive severance payments equal to the remaining amounts due under the employment agreement plus a minimum of two years base compensation, plus any prorated share of incentive compensation and stock options associated with any signing bonus, plus health benefits up to two years and up to $50,000 in job search costs.  On October 10, 2008, the Company issued 750,000 shares of common stock for professional services rendered having a fair value of $50,000 on the date of grant.  The Company also issued a $25,000 cash bonus for the year ended December 31, 2008.  As of January 1, 2010 the employment agreement has not been extended, however the employment relationship had continued under the same terms with an annual compensation of $180,000. Beginning February 28, 2009 the co-founder receives $750 per month as a transportation allowance. The amendment also provided for routine indemnification against any action or suit brought against him as a result of the performance of his job duties.   In March 2010 an amendment to its President and CEO’s employment agreement was signed which called for routine indemnification against any action or suit brought against him as a result of the performance of his job duties (See Note 3(A)).

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

(UNAUDITED)

On March 1, 2010, the Company and its Co-Founder revised his employment agreement whereas the Company agreed to issue 300,000 shares to its Co-Founder in exchange for 3,000,000 options (1,500,000 @ $.23 and 1,500,000 @ $.50) previously issued and expensed on December 1, 2007.  The shares issued vest upon the earlier of 3 years or in the event that there is a change in control in the Company due to reorganization, merger, consolidation, or sale of the Company.

In accordance with FASB Accounting Standards Codification No. 718, paragraph 35-3, this transaction should be treated as a modification of an award.  As per ASC 718, incremental compensation cost shall be measured as the excess, if any, of the fair value of the 300,000 shares issued over the fair value of the exchanged options immediately before its terms are modified, measured based on the share price and other pertinent factors at that date.

The Company has valued the exchanged options at their fair value on March 1, 2010 using the Black-Scholes option pricing method.  The assumptions used were as follows:

Expected life	1 year
Expected volatility	141.34%
Risk free interest rate	3.31%
Expected dividends	0%

Based on the above calculation, the Company has determined that there is no additional compensation to be realized as result of this modification.

On December 13, 2006 the Company executed an employment agreement with its President and CEO.  The term ceases December 1, 2007 but it was renewed for a period of three additional year through December 1, 2008.  As compensation for services, the President will receive annual compensation of $160,000 a year beginning January 1, 2008.  The agreement also calls for the employee to receive health benefits, monthly membership for a health and fitness facility as well as a complete annual physical.  In addition, upon a change in control of the Company, the employee will receive severance payments equal to the remaining amounts due under the employment agreement plus a minimum of two years base compensation, plus any prorated share of incentive compensation and stock options associated with any signing bonus, plus health benefits up to two years and up to $50,000 in job search costs.  For the year ended December 31, 2008 a $100,000 cash year-end bonus has been issued. As of January 1, 2010 the employment agreement has not been extended, however the employment relationship had continued under the same terms with an annual compensation of $210,000.   In March 2010 an amendment to its President and CEO’s employment agreement was signed which called for routine indemnification against any action or suit brought against him as a result of the performance of his job duties

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

(UNAUDITED)

(B) Consulting Agreements

On June 30, 2010, the Company entered into a two year (from the start date) agreement with an unrelated third party to provide certain payment-related services.  The start date of the agreement is September 30, 2010.   In an event of an early termination by the Company, the Company will pay a termination fee to the vendor based upon a formula determined by the fees generated during the term of the agreement based on the six months prior to termination of the agreement.

On June 1, 2010, the Company entered into a two year consulting agreement with an unrelated third party to provide consulting services.  In exchange for the services provided the Company will pay a consulting fee of $8,000 per month and a transportation allowance of $600 per month.

On March 25, 2010, the Company entered into a fifteen month agreement with an unrelated third party to provide online monitoring and transaction services.  In exchange for the services provided the Company will pay a minimum fee of $2,500 per month and additional transaction fees based on the level of usage.

On February 1, 2010, the company entered into a one year legal agreement with an unrelated third party to provide legal services.  In exchange for the services provided the Company issued 300,000 shares of common stock for legal services having a fair value of $75,000 based upon fair value on the date of grant. As of September 30, 2010, $48,904 is recorded as compensation expense and $26,096 is recorded as deferred compensation (See Note 3(A)).

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

(UNAUDITED)

(C) Operating Lease Agreements

On February 25, 2009 the Company executed a three-year non-cancelable operating lease for its new corporate office space. The lease began on April 1, 2009 and expires on March 31, 2012.  Total base rent due during the term of the lease is $313,680.

(D)  Financial Consulting

On December 28, 2009, the Company entered into a one year agreement with a firm to serve as financial advisor on certain transactions. Pursuant to this Agreement, a $50,000 non-refundable cash retainer fee was paid.  In addition the firm will also receive a standard fee based on a formula that includes cash and warrants in the event of a successful transaction.

NOTE 7     RELATED PARTY TRANSACTIONS

On December 1, 2007 the Company entered into a one year employment agreement with an executive.  As compensation for services received the Company is required to issue 300,000 shares of common stock, an option to purchase 3,000,000 shares and an annual compensation of $160,000 per year beginning January 2008. As of September 30, 2010 the employment agreement has not been extended, however the employment relationship has continued under the same terms with an annual compensation of $180,000 effective January 1, 2010. In March 2010 an amendment to its President and CEO’s employment agreement was signed which called for routine indemnification against any action or suit brought against him as a result of the performance of his job duties.  On January 1, 2010, the Company and its Co-Founder revised his employment agreement whereas the Company agreed to issue 300,000 shares to its Co-Founder in exchange for 3,000,000 options (1,500,000 @ $.23 and 1,500,000 @ $.50) previously issued and expensed on December 1, 2007.  The shares issued vest upon the earlier of 3 years or in the event that there is a change in control in the Company due to reorganization, merger, consolidation, or sale of the Company (See Note 6(A)).

On December 29, 2005, $92,648 of stockholder advances were converted into an unsecured convertible note payable, due December 31, 2008 and bearing interest at a rate of 6% per annum. Effective December 15, 2008, the note was extended to December 31, 2009.  All debt can be converted at the rate of $0.08 per share for each $1 of debt.  The cash offering price at that time was $0.08 and therefore there was no beneficial conversion feature on the note as the market price and conversion price were equivalent.  During 2006, the stockholder exchanged $7,300 of the note payable in full payment of a subscription receivable.  On March 27, 2007, a stockholder converted additional debt totaling $50,000 in exchange for 600,000 shares of common stock.  The fair value of the common stock was $0.08 per share based upon the terms of the convertible note entered into on December 29, 2005.  Accordingly, no gain or loss is recognized in this transaction. At September 30, 2010, the Company had a remaining balance due of $35,348.

On March 1, 2007, $10,138 of the stockholder advances were converted into an unsecured convertible note payable, due March 1, 2010 and bearing interest at a rate of 6% per annum.  All debt can be converted at the rate of $0.30 per share for each $1 of debt.  There was no beneficial conversion recognized on the conversion.  At September 30, 2010, the Company had a remaining balance due March 1, 2011 of $10,138.

SNAP INTERACTIVE, INC AND SUBSIDIARIES

CONTENTS

PAGE	F-21	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	F-22	CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2009 AND 2008

PAGE	F-23	CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

PAGE	F-24	CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008.

PAGE	F-25	CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

PAGES	F-26 – F-42	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Snap Interactive, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Snap Interactive, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Snap Interactive, Inc. and Subsidiaries as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

WEBB & COMPANY, P.A.
Certified Public Accountants

Boynton Beach, Florida
March 8, 2010

Snap Interactive, Inc. and Subsidiaries
Consolidated Balance Sheets

ASSETS

	December 31, 2009	December 31, 2008
Current Assets
Cash	$1,895,449	$1,529,354
Restricted cash	14,996	-
Accounts receivable, net	322,351	386,507
Prepaid Expense	223,372	398
Total Current Assets	2,456,168	1,916,259

Property and Equipment, net	86,633	31,297

Other Assets
Security Deposit	33,435	18,750
Total Other Assets	33,435	18,750

Total Assets	$2,576,236	$1,966,306

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$529,569	$332,731
Deferred Revenue	281,049	-
Settlement Payable	23,238	21,888
Convertible Notes Payable - Related Party	45,486	35,348
Accrued interest	21,423	18,731
Total Current Liabilities	900,765	408,698

Long Term Liabilities
Settlement Payable	-	23,238
Convertible Notes Payable - Related Party	-	10,138

Total Liabilities	900,765	442,074

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none
issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized,
32,628,969 and 32,101,185 shares issued and outstanding, respectively	32,629	32,101
Additional paid-in capital	2,568,652	2,346,995
Accumulated deficit	(924,500)	(822,581)
Less: deferred compensation	(1,311)	(32,284)
Total Stockholders' Equity	1,675,470	1,524,231

Total Liabilities and Stockholders' Equity	$2,576,235	$1,966,305

See the accompanying notes to the financial statements.

Snap Interactive, Inc. and Subsidiaries
Consolidated Statements of Operations

	For the Year Ended
	December 31, 2009	December 31, 2008

Revenue	$3,170,725	$3,011,627

Cost of Revenue	1,423,585	958,364

Gross Profit	1,747,140	2,053,263

Operating Expenses
Compensation expense	749,637	585,254
Professional Fees	121,102	89,559
General and administrative	961,179	444,571
Total Operating Expenses	1,831,918	1,119,384

Income /(Loss) from Operations	(84,778)	933,879

Other Income (Expense)
Interest Expense	(4,831)	(6,103)
Other Income	22,404	-
Interest Income	16,269	9,284
Total Other Income/(Expense), net	33,842	3,181

Income/(Loss) Before Provision For Income Taxes	(50,936)	937,060

Provision for Income Taxes	(50,983)	(140,100)

Net Income/(Loss)	$(101,919)	$796,960

Net Income/(Loss) Per Share - Basic	$(0.00)	$0.03

Net Income/(Loss) Per Share - Diluted	$(0.00)	$0.02

Weighted average number of shares outstanding
during the period - Basic	32,479,746	31,262,040

Weighted average number of shares outstanding
during the period - Diluted	32,479,746	33,887,595

See the accompanying notes to the financial statements.

Consolidated Statement of Changes in Stockholders' Equity
For the Years Ended December 31, 2009 and 2008

	Preferred Stock		Common stock
	$.001 Par Value		$.001 Par Value		Additional			Total
					paid-in	Accumulated	Deferred	Stockholder's
		Amount	Shares	Amount	capital	Deficit	Compensation	Equity

Balance, for the year ended December 31, 2007	-	-	31,001,685	31,002	2,027,857	(1,619,541)	(7,890)	431,428

Deferred compensation realized	-	-	-	-	-	-	7,890	7,890

Stock options granted for services	-	-	-	-	106,573	-	-	106,573

Share based compensation	-	-	-	-	70,634	-	-	70,634

Shares issued for services	-	-	349,500	350	92,681	-	(32,284)	60,747

Shares issued for compensation to officer	-	-	750,000	750	49,250	-	-	50,000

Net Income, December 31, 2008	-	-	-	-	-	796,960	-	796,960

Balance, for the year ended December 31, 2008	-	$-	32,101,185	$32,101	$2,346,995	$(822,581)	$(32,284)	$1,524,231

Deferred compensation realized	-	-	-	-	-	-	45,330	45,330

Stock options granted for services	-	-	-	-	70,893	-	-	70,893

Share based compensation	-	-	-	-	67,079	-	-	67,079

Shares issued for services	-	-	482,784	483	68,880	-	(14,357)	55,006

Shares issued for domain name	-	-	45,000	45	14,805	-	-	14,850

Net Income, for the year ended December 31, 2009	-	-	-	-	-	(101,919)	-	(101,919)

Balance, December 31, 2009	-	$-	32,628,969	$32,629	$2,568,652	$(924,500)	$(1,311)	$1,675,471

See the accompanying notes to the financial statements.

Snap Interactive, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2009	2008
Cash Flows From Operating Activities:
Net Income/(Loss)	$(101,919)	$796,960
Adjustments to reconcile net income/(loss)to net cash provided by operations
Depreciation/Amortization	19,649	12,632
Stock based compensation	238,300	295,844
(Increase) Decrease in:
Accounts Receivable	64,156	(137,605)
Prepaid Expense	(222,974)	24,506
Security Deposit	(14,684)	(17,540)
Increase (Decrease) in:
Accounts payable and accrued expenses	174,957	261,011
Deferred revenue	281,049	-
Accrued interest payable	2,692	2,692
Net Cash Provided by Operating Activities	441,226	1,238,500

Cash Flows From Investing Activities:
Purchase of Fixed Assets and Domain Name	(60,135)	(27,289)
Net Cash Used In Investing Activities	(60,135)	(27,289)

Net Cash Provided By Financing Activities	-	-

Net Increase (Decrease) in Cash	381,091	1,211,211

Cash at Beginning of Period	1,529,354	318,143

Cash at End of Period	$1,910,445	$1,529,354

Supplemental disclosure of cash flow information:

Cash paid for interest	$2,112	$3,411
Cash paid for taxes	$200,680	$64,359

Supplemental disclosure of non-cash investing and financing activities:

45,000 shares of common stock were issued during the period for a domain name with a fair value of $14,850.

See the accompanying notes to the financial statements.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2009 AND 2008

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

Snap Interactive, Inc. (“the Company”) was incorporated under the laws of the State of Delaware on July 19, 2005.  eTwine, Inc. was incorporated under the laws of the State of New York on May 7, 2004.

The Company was organized to operate an online dating and social community website that is proactive in understanding the singles environment.

(B) Principles of Consolidation

The accompanying 2009 and 2008 consolidated financial statements include the accounts of Snap Interactive, Inc., its 100% owned subsidiaries eTwine, Inc and Snap Mobile Limited.   Snap Mobile Limited is a United Kingdom Corporation, and was incorporated on June 10, 2009.  All intercompany accounts have been eliminated in the consolidation.

(C) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

(D) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(E) Income Taxes

The Company accounts for income taxes under the FASB Accounting Standards Codification No. 740, Income Taxes.  Under FASB Accounting Standards Codification No. 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under FASB Accounting Standards Codification No. 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2009 AND 2008

	Years Ended December 31,
	2009	2008

Deferred tax liability:
Property and Equipment	$3,225	$5,500
Deferred tax asset
Stock Options for Services	(398,771)	(337,937)
Valuation allowance	398,771	337,937
Net deferred tax asset	-	-
Net deferred tax liability	$3,225	$5,500

The deferred tax liability results primarily from the use of accelerated methods of depreciation of equipment for tax purposes.

The valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized. This reduction is necessary due to the use of the prior year's net operating loss carryovers and the uncertainty of the exercising of the outstanding stock options. The net change in the valuation allowance for the year ended December 31, 2009 was an increase of $60,834.

The components of income tax expense related to continuing operations are as follows:

	2009	2008
Federal
Current	$30,587	$102,300
Deferred	2,275	4,200
	32,862	106,500
State and Local
Current	10,691	32,300
Deferred	7,430	1,300
	18,121	33,600
	$50,983	$140,100

The Company's income tax expense differed from the statutory rates (federal 34% and state 10.9%) as follows:

	Years Ended December 31,
	2009	2008

Statutory rate applied to earnings (loss) before income taxes:	$(22,413)	$342,061
Increase (decrease) in income taxes resulting from:
State income taxes	(6,652)	33,600
Change in deferred tax asset valuation allowance	-	46,991
Utilization of net operating loss carryforward	-	(257,638)
Other Non Deductible Expenses	80,048	(24,914)
Income Tax Expense	$50,983	$140,100

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2009 AND 2008

(F) Property and Equipment

The Company values property and equipment at cost and depreciates these assets using the straight-line method over their expected useful life. The Company uses a three year life for software, website costs and leasehold improvements and five year life for computer equipment.

In accordance with FASB Accounting Standards Codification No. 360, Property, Plant and Equipment, the Company carries long-lived assets at the lower of the carrying amount or fair value. Impairment is evaluated by estimating future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flow is less than the carrying amount of the assets, an impairment loss is recognized. Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest.

There were no impairment losses recorded during the year ended December 31, 2009 and 2008, respectively.

(G) Intangible Assets

In accordance with Statement FASB Accounting Standards Codification No. 350, Intangibles, Goodwill and Other, requires that intangible assets with a finite life are amortized over its life and requires that goodwill and intangible assets be reviewed for impairment annually, or more frequently if impairment indicators arise.

(H) Stock-Based Compensation

In December 2004, the FASB issued FASB Accounting Standards Codification No. 718, Compensation – Stock Compensation.  Under FASB Accounting Standards Codification No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.  As such, compensation cost is measured on the date of grant at their fair value.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company applies this statement prospectively.

Equity instruments (“instruments”) issued to other than employees are recorded on the basis of the fair value of the instruments, as required by FASB Accounting Standards Codification No. 718.  FASB Accounting Standards Codification No. 505, Equity Based Payments to Non-Employees defines the measurement date and recognition period for such instruments.  In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

(I) Business Segments

The Company operates in one segment and therefore segment information is not presented.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2009 AND 2008

(J) Income/(Loss)Per Share

Basic income per common share is computed based upon the weighted average common shares outstanding as defined by FASB Accounting Standards Codification No. 260, Earnings Per Share.

Diluted income per share includes the dilutive effects of stock options, warrants, and stock equivalents.  To the extent stock options, warrants, stock equivalents and warrants are anti-dilutive, they are excluded from the calculation of diluted income per share.  For the year ended December 31, 2008 the 8,190,000 shares issuable upon the exercise of stock options and warrants were not included in the computation of income per share because their inclusion is anti-dilutive.   For year ended December 31, 2009, 10,350,000 shares issuable upon the exercise of stock options and warrants were not included in the computation of diluted loss per share because their inclusion is anti-dilutive.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2009 AND 2008

	For the	For the
	year ended	year ended
	December 31, 2009	December 31, 2008
Net income (loss) for the period	$(101,919)	$796,960

Weighted average number of shares outstanding	32,479,746	31,262,040

Basic earnings per share	$(0.00)	$0.03

The following table sets for the computation of diluted earnings per share:

	For the	For the
	year ended	year ended
	December 31, 2009	December 31, 2008
Net income (loss) for the period	$(101,919)	$796,960
Add: Adjustment for interest on 6% convertible notes	-	2,729

Adjusted net income (loss)	$(101,919)	$799,689

Weighted average number of shares outstanding	32,479,746	31,262,040
Add: Weighted Average shares assumed to be issued upon conversion of 6% convertible notes as of the date of issuance	-	525,555
Dilutive Warrants and options as of beginning of period	-	2,100,000
Weighted average number of common and common equivalent shares	32,479,746	33,887,595

Diluted earnings(loss) per share	$(0.00)	$0.02

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2009 AND 2008

(K) Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for accounts receivable, accounts payable, advances from stockholder and notes payable approximate fair value based on the short-term maturity of these instruments.

(L) Research and Development

The Company has adopted the provisions of FASB Accounting Standards Codification No. 350, Intangibles – Goodwill & Other.  Costs incurred in the planning stage of a website are expensed as research and development while costs incurred in the development stage are capitalized and amortized over the life of the asset, estimated to be five years.  Expenses subsequent to the launch have been expensed as research and development expenses.

(M) Concentration of Credit Risk

At December 31, 2009, 31.72% of sales earned were due from Customer A (See Note 8) and 34.16% were due from Customer B.

At December 31, 2009, 44.21% of Accounts Receivable is due from Customer A (See Note 8) and 45.12% are due from Customer B.

At December 31, 2008, 21.01% of sales earned were due from Customer A, 14.51% were due from Customer B, 11.77% were due from Customer C, and 10.43% were due from Customer D.

At December 31, 2008 50.31% of Accounts Receivable are due from Customer C, 16.12% are due from Customer A and 23.75% are due from Customer B.

The Company at times has cash in banks in excess of FDIC insurance limits. The Company had approximately $593,430 in excess of FDIC insurance limits as of December 31, 2009.

(N) Revenue Recognition

The Company recognizes revenue on arrangements in accordance with FASB Accounting Standards Codification No. 605, Revenue Recognition.  In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability is reasonably assured.

The Company has multiple revenue streams: advertisements, subscriptions, and the sale of points.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2009 AND 2008

The Company recognizes advertising revenue as earned on a click-through, impression, and registration/subscription basis.  When a user clicks an advertisement (“CPC basis”), views an advertisement impression (“CPM basis”), or registers for an external website via an advertisement clicked on through the Company’s applications (“CPA basis”), or purchases “points” or completes an offer to subscribe to premium features on the Company’s applications, the contract amount is recognized as revenue.

The Company recognizes revenue from monthly premium subscription fees in the month in which the services are used. Revenues are presented net of refunds, credits and known credit card chargebacks.   Subscriptions are currently offered in durations of varying length from one month to six months.

The Company recognizes revenue from the direct sale of "points" over two months.  Points can be used in exchange for premium features on products.

(O) Cost of Revenue

Cost of revenues includes the expenses associated with the operation of data centers, including labor, consulting, hosting, server and web design and programming expenses.

(Q) Reclassification

Certain amounts from prior periods have been reclassified to conform to the current period presentation.

(S) Advertising

Advertising and marketing costs are expensed as incurred.  Advertising expense was $306,140 and $12,316 for the year ended December 31, 2009 and 2008, respectively.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2009 AND 2008

(T) Recent Accounting Pronouncements

In May 2009, the FASB issued FASB Accounting Standards Codification No. 855, Subsequent Events. FASB Accounting Standards Codification No. 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. FASB Accounting Standards Codification No. 855 sets forth (1) The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) The disclosures that an entity should make about events or transactions that occurred after the balance sheet date. FASB Accounting Standards Codification No. 855 is effective for interim or annual financial periods ending after September 15, 2009. The adoption of this FASB Accounting Standards Codification did not have a material effect on the Company’s financial statements.

In June 2009, the FASB issued FASB Accounting Standards Codification No. 860, Transfers and Servicing. FASB Accounting Standards Codification No. 860 improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. FASB Accounting Standards Codification No. 860 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The Company is evaluating the impact the adoption that FASB Accounting Standards Codification No. 860 will have on its financial statements.

In June 2009, the FASB issued FASB Accounting Standards Codification No. 810, Consolidation. FASB Accounting Standards Codification No. 810 improves financial reporting by enterprises involved with variable interest entities. FASB Accounting Standards Codification No. 810 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company is evaluating the impact the adoption of FASB Accounting Standards Codification No. 810 will have on its financial statements.

In June 2009, the FASB issued FASB Accounting Standards Codification No. 105, GAAP The FASB Accounting Standards Codification (“Codification”) will be the single source of authoritative nongovernmental U.S. generally accepted accounting principles. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. FASB Accounting Standards Codification No. 105 is effective for interim and annual periods ending after September 15, 2009. All existing accounting standards are superseded as described in FASB Accounting Standards Codification No. 105. All other accounting literature not included in the Codification is nonauthoritative. The adoption of the Codification did not have a significant impact on the Company’s financial statements.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2009 AND 2008

NOTE 2      PROPERTY AND EQUIPMENT

At December 31, 2009 and December 31, 2008 property, equipment and intangible assets is as follows:

	As of December 31, 2009	As of December 31, 2008

Computer/Equipment and Furniture	$81,187	$31,142
Website Domain Name	24,938	-
Software	1,353	1,353
Website Costs	40,500	40,500
Less Accumulated Depreciation and Amortization	(61,345)	(41,698)

Total Property and Equipment	$86,633	$31,297

Depreciation and amortization expense for the years ended December 31, 2009 and 2008 was $19,649, and $12,631, respectively.

Estimated future amortization and depreciation of intangible and tangible assets is as follows:

Year	Amount

2010	17,081
2011	16,265
2012	14,520
2013	11,391
2014 and thereafter	27,376
$86,633

NOTE 3     STOCKHOLDERS’ EQUITY

(A)   Common Stock Issued for Services

During 2009, the Company issued 482,784 shares of common stock as compensation pursuant to agreements with a fair value totaling $114,693. To date, $100,336 is recorded as compensation expense and $14,357 is recorded as deferred compensation.

During 2009, the Company has authorized the issuance of 720,000 shares of common stock as compensation pursuant to agreements with a fair value totaling $154,885. To date, $67,079 has been recognized as compensation expense.

 On January 15, 2009, the Company issued 45,000 shares of Company’s common stock, having a fair value of $14,850 on the grant date and $10,000 in exchange for the purchase of a website domain name.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2009 AND 2008

During 2008, the Company issued 349,500 shares of common stock as compensation pursuant to agreements with a fair value totaling $93,031. As of December 31, 2008, $60,747 is recorded as compensation expense and $32,284 is recorded as deferred compensation.

During 2008, the Company has authorized the issuance of 450,000 shares of common stock as compensation pursuant to agreements with a fair value totaling $122,750. As of December 31, 2008, $70,634 has been recognized as compensation expense.

During 2008, the Company issued 750,000 shares of common stock to an officer for professional services rendered having a fair value of $50,000 based upon fair value on the date of grant.

(B)  Stock Options and Warrants Issued for Services

The following tables summarize all stock option and warrant grants to employees and consultants for the years ended December 31, 2009 and 2008, and the related changes during these periods are presented below.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2009 AND 2008

	Number of Options	Weighted Average Exercise Price

Stock Options
Balance at December 31, 2007	8,400,000	$
Granted	1,140,000	$
Exercised
Forfeited

Balance at December 31, 2008	9,540,000
Granted	150,000
Exercised	-
Forfeited	(90,000)
Balance at December 31, 2009	9,600,000
Options Exercisable at December 31, 2009	9,015,000		$0.30
Weighted Average Fair Value of Options Granted During 2009			$0.08

Of the total options granted, 9,015,000 are fully vested, exercisable and non-forfeitable.

The following table summarizes information about stock options and warrants for the Company as of December 31, 2009 and December 31, 2008:

2009 Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2009	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2009	Weighted Average Exercise Price
$0.00-0.13	4,650,000	4	$0.13	4,500,000	$0.13
$0.17 - 1.00	4,950,000	2.26	$0.48	4,515,000	$0.47

2008 Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2008	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2008	Weighted Average Exercise Price
$0.00-0.13	4,500,000	3.95	$0.13	4,500,000	$0.13
$0.17 - 1.00	5,040,000	3.68	$0.49	4,080,000	$0.44

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2009 AND 2008

2009 Warrants Outstanding				Warrants Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2009	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2009	Weighted Average Exercise Price
$0.40	750,000	0. 53	$0.40	750,000	$0.40

2008 Warrants Outstanding				Warrants Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2008	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2008	Weighted Average Exercise Price
$0.40	750,000	1.53	$0.40	750,000	$0.40

(C) Stock Split

On January 12, 2010, the Company’s Board of Directors declared a three –for-one forward stock split effective to stockholders of record on January 14, 2010.  Per share and weighted average amounts have been retroactively restated in the accompanying financial statements and related notes to reflect this stock split (See Note 8).

NOTE 4     CONVERTIBLE NOTES PAYABLE – RELATED PARTY

On December 29, 2005, $92,648 of stockholder advances were converted into an unsecured convertible note payable, due December 31, 2008 (extended to December 31, 2010) and bearing interest at a rate of 6% per annum. All debt can be converted at the rate of $0.25 per share for each $1 of debt.  The cash offering price at that time was $0.25 and therefore there was no beneficial conversion feature on the note as the market price and conversion price were equivalent.  During 2006, the stockholder exchanged $7,300 of the note payable in full payment of a subscription receivable.  On March 27, 2007, a stockholder converted additional debt totaling $50,000 in exchange for 600,000 shares of common stock.  The fair value of the common stock was $0.25 per share based upon the terms of the convertible note entered into on December 29, 2005.  Accordingly, no gain or loss is recognized in this transaction. At December 31, 2009, the Company had a remaining balance due of $35,348.

On March 1, 2007, $10,138 of the stockholder advances were converted into an unsecured convertible note payable, due March 1, 2010 and bearing interest at a rate of 6% per annum.  All debt can be converted at the rate of $0.30 per share for each $1 of debt.  There was no beneficial conversion recognized on the conversion. At December 31, 2009 the Company had a remaining balance due March 1, 2010 of $10,138.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2009 AND 2008

NOTE 5     SETTLEMENT PAYABLE

On January 5, 2008 the Company entered into an agreement with a service provider requiring a total payment of $97,000. $25,000 was paid on January 5, 2008 the remaining $72,000 is payable in 36 monthly installments with imputed interest at a rate of 6% starting January 5, 2008.

NOTE 6     COMMITMENTS

(A) Employment Agreements

In January and February 2009, the Company entered into various agreements with several employees whereby the company is required to issue up to 300,000 shares of the Company’s common stock in various increments over the following two years subject to conditions including continued employment with the Company at the time of issuance.

On October 12, 2009, the Company authorized the issuance of 30,000 shares of common stock to be issued in 2010 and 2011 as compensation pursuant to the terms of an agreement, having a fair value of $3,500 subject to certain terms and vesting requirements being met during that time period.

The company has entered into Employment Agreements with employees for various terms through June 30, 2011 requiring a total commitment of salaries and bonuses totaling $300,875.  The agreements also call for the employees to receive health benefits as well as various stock and option awards (See Note 3(A) and (B)).

On December 1, 2007 the Company entered into a one year employment agreement with its co-founder. As compensation for services received, the Company is required to issue 300,000 shares of common stock, an option to purchase 3,000,000 shares and annual compensation of $160,000 a year beginning January 2008 with annual bonus and salary increases determined by the Company.  The agreement also calls for the employee to receive health benefits, monthly membership for a health and fitness facility as well as a complete annual physical.  In addition, upon a change in control of the Company, the employee will receive severance payments equal to the remaining amounts due under the employment agreement plus a minimum of two years base compensation, plus any prorated share of incentive compensation and stock options associated with any signing bonus, plus health benefits up to two years and up to $50,000 in job search costs.  On October 10, 2008, the Company issued 750,000 shares of common stock for professional services rendered having a fair value of $50,000 on the date of grant.  The Company also issued a $35,000 cash bonus for the year ended December 31, 2009 and a $25,000 bonus for the year ending December 31, 2008.  As of January 1, 2010 the employment agreement has not been extended, however the employment relationship had continued under the same terms with an annual compensation of $180,000. Beginning February 28, 2009 the co-founder receives $750 per month as a transportation allowance. (See Note 3(A)).

On December 13, 2006 the Company executed an employment agreement with its President and CEO.  The term ceases December 1, 2007 but it was renewed for a period of one additional year through December 1, 2008.  As compensation for services, the President will receive annual compensation of $160,000 a year beginning January 1, 2008.  The agreement also calls for the employee to receive health benefits, monthly membership for a health and fitness facility as well as a complete annual physical.  In addition, upon a change in control of the Company, the employee will receive severance payments equal to the remaining amounts due under the employment agreement plus a minimum of two years base compensation, plus any prorated share of incentive compensation and stock options associated with any signing bonus, plus health benefits up to two years and up to $50,000 in job search costs.  For the years ended December 31, 2009 and December 31, 2008 a $100,000 cash year-end bonus has been issued for each year. As of January 1, 2010 the employment agreement has not been extended, however the employment relationship had continued under the same terms with an annual compensation of $210,000.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2009 AND 2008

(B) Consulting Agreements

On March 19, 2009, the Company entered into a one year agreement with an unrelated third party to provide advertising management services. In exchange for the services provided the Company will pay a fee on a CPM (Cost Per Thousand Impressions) basis for each advertisement passing through the third party’s computer server

On January 21, 2009, the Company entered into a one year consulting agreement with an unrelated third party to provide computer consulting services.  In exchange for the services provided the Company issued 15,000 shares of common stock for consulting services having a fair value of $4,950 based upon fair value on the date of grant.   As of December 31, 2009 $3,712 is recorded as consulting expense and $478 is recorded as deferred compensation (See Note (3(B)).

On September 11, 2008, the Company entered into a one year consulting agreement with an unrelated third party to provide legal services.  In exchange for the services provided the Company was required to issue 150,000 shares of the Company’s common stock.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2009 AND 2008

On September 4, 2008, the Company entered into a one year consulting agreement with an unrelated third party to provide professional services.  In exchange for the services provided the Company was required to issue 126,000 shares of the Company’s common stock on a monthly basis of 10,500 shares per month and a monthly payment of $3,000 for September through November increasing to $7,500 per month for December 2008 through August 2009.  In addition, upon satisfactory performance of services for the initial three month period the Company was to issue 54,000 shares of stock or a cash payment of $13,500. The additional payment was to be issued no later than December 31, 2008.  Effective, December 3, 2008 the terms of the original agreement were modified.  The Company made a one-time payment of $5,000 and issued 45,000 shares of the Company’s common stock representing full satisfaction of the additional payment required.  The term of the agreement was then amended from December 4, 2008 through March 3, 2009 to reflect a revised monthly fee of $5,000 and 31,500 shares issued in equal monthly installments of 10,500 shares.  The agreement subsequently continued on a month to month basis and was terminated effective on August 3, 2009 with no further payment due.

Effective January 9, 2008, the Company entered into a consulting agreement with an unrelated third party to provide marketing and advertising services.  In exchange for consulting services the Company granted an option to purchase 30,000 shares of the Company’s common stock at an exercise price of $0.33.  These options vest immediately and have an expiration date of 3 years (See Note 3(B)).

(C) Operating Lease Agreements

On February 25, 2009 the Company executed a three-year non-cancelable operating lease for its new corporate office space. The lease began on April 1, 2009 and expires on March 31, 2012.  Total base rent due during the term of the lease is $313,680.

Future minimum annual rental payments are as follows:

Year 1	$103,890
Year 2	106,500
Year 3	26,970
Total future minimum lease payments	$237,360

On April 4, 2008, the Company executed a two-year non-cancelable operating lease for its office space. The lease began on May 1, 2008 and expires on April 30, 2010 at a monthly rent of $5,083. Subsequent to the Company’s move to the new corporate location, this space was subleased for a lease term beginning May 1, 2009 and expiring April 30, 2010 for a total base rent of $29,000 during the term of the sublease. Following expiration on April 30, 2010 the Company does not anticipate renewing or extending its lease at this location.

Rent expense for the years ending December 31, 2009 and 2008 were $138,762 and $73,332, resepectively.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2009 AND 2008

(D)  Financial Consulting

On December 28, 2009, we entered into a one year agreement with a firm to serve as our financial advisor on certain transactions. Pursuant to this Agreement, a $50,000 non-refundable cash retainer fee was paid.  In addition the firm will also receive a standard fee based on a formula that includes cash and warrants in the event of a successful transaction.

NOTE 7     RELATED PARTY TRANSACTIONS

On December 1, 2007 the Company entered into a one year employment agreement with an executive.  As compensation for services received the Company is required to issue 300,000 shares of common stock, an option to purchase 3,000,000 shares and an annual compensation of $160,000 per year beginning January 2008. As of December 31, 2009 the employment agreement has not been extended, however the employment relationship has continued under the same terms with an annual compensation of $175,000 for the year 2009.  Effective January 1, 2010 annual compensation increased to $180,000.

On December 29, 2005, $92,648 of stockholder advances were converted into an unsecured convertible note payable, due December 31, 2008 and bearing interest at a rate of 6% per annum. Effective December 15, 2008, the note was extended to December 31, 2009.  All debt can be converted at the rate of $0.08 per share for each $1 of debt.  The cash offering price at that time was $0.08 and therefore there was no beneficial conversion feature on the note as the market price and conversion price were equivalent.  During 2006, the stockholder exchanged $7,300 of the note payable in full payment of a subscription receivable.  On March 27, 2007, a stockholder converted additional debt totaling $50,000 in exchange for 600,000 shares of common stock.  The fair value of the common stock was $0.08 per share based upon the terms of the convertible note entered into on December 29, 2005.  Accordingly, no gain or loss is recognized in this transaction. At December 31, 2009, the Company had a remaining balance due of $35,348.

On March 1, 2007, $10,138 of the stockholder advances were converted into an unsecured convertible note payable, due March 1, 2010 and bearing interest at a rate of 6% per annum.  All debt can be converted at the rate of $0.30 per share for each $1 of debt.  There was no beneficial conversion recognized on the conversion.  At December 31, 2009, the Company had a remaining balance due March 1, 2010 of $10,138.

NOTE 8      SUBSEQUENT EVENTS

On January 1, 2010 as part of an amendment to the employment agreement with its co-founder the Company issued 300,000 of common stock and the co-founder forfeited the rights to the stock options previously granted in exchange for the services to be provided.  The restricted common stock will vest upon the earlier of 3 years or in the event that there is a change in control of the Company due to reorganization, merger, consolidation, or sale of the Company.  The amendment also provided for routine indemnification against any action or suit brought against him as a result of the performance of his job duties.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2009 AND 2008

On January 12, 2010, the Company’s Board of Directors declared a three –for-one forward stock split effective to stockholders of record on January 14, 2010.  Per share and weighted average amounts have been retroactively restated in the accompanying financial statements and related notes to reflect this stock split (See Note 3(C)).

On February 1, 2010, the Company entered into a one year consulting agreement with an unrelated third party to provide legal services.  In exchange for the services provided the Company was required to issue 300,000 shares of the Company’s common stock.

Effective February 16, 2010, the Company does not anticipate receiving advertising revenue from one of its customers which represented 31.72% of sales and 44.21% of accounts receivable for the year ended December 31, 2009 (See Note 1(M)).

In March 2010 an amendment to its President and CEO’s employment agreement was signed which called for routine indemnification against any action or suit brought against him as a result of the performance of his job duties.

SNAP INTERACTIVE, INC.
6,630,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is         , 2011

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$1677.65
Transfer Agent Fees	$0
Accounting fees and expenses	$10,000	*
Legal fees and expense	$25,000	*
Blue Sky fees and expenses	$0
Total	$36,677.64	*

* Estimated. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

The Certificate of Incorporation and By-Laws of the Registrant provide that the registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

In accordance with Section 102(a)(7) of the DGCL, the Certificate of Incorporation of the registrant eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

In addition, the registrant currently maintains an officers’ and directors’ liability insurance policy which insures, Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Private Placement Offering

On January 19, 2011, pursuant to the Securities Purchase Agreements, we issued to the Investors Purchased Shares of 4,250,000 shares of our common stock and Warrants Shares underlying the Warrants exercisable into 2,125,000 shares of our common stock for total subscription proceeds of $8,500,000.

Pursuant to the terms of the Engagement Agreement, the Company also issued to the Placement Agent at the Closing Date warrants to purchase the number of shares of common stock of the Company equal to 6% of the aggregate number of Purchased Shares, which shall have the same terms, including exercise price and registration rights, as the Warrants issued to Investors in the Offering, and we also paid a cash placement fee equal to 6% of the aggregate purchase price paid by Investors that were placed in the Offering, and we agreed to pay a cash fee equal to 6% of the aggregate cash exercise price to be received by the Company upon the exercise of the Warrants, payable only in the event of the receipt by the Company of any proceeds of such cash exercise.

Issuance of securities to the Investors and the Placement Agent were not registered under the Securities Act of 1933 (the “Securities Act”). Such issuance of securities was exempt from registration under the safe harbor provided by Regulation D Rule 506 and Section 4(2) of the Securities Act. We made this determination in part based on the representations of Investors, which included, in pertinent part, that such Investors were an “accredited investor” as defined in Rule 501(a) under the Securities Act, and upon such further representations from the Investors that (a) the Investor is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the Investor agrees not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the Investor either alone or together with its representatives has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, and (d) the Investor has no need for the liquidity in its investment in us and could afford the complete loss of such investment.  Our determination is made based further upon our action of (a) making written disclosure to each Investor in the Securities Purchase Agreement prior to the closing of sale that the securities have not been registered under the Securities Act and therefore cannot be resold unless they are registered or unless an exemption from registration is available, (b) making written descriptions of the securities being offered, the use of the proceeds from the offering and any material changes in the Company’s affairs that are not disclosed in the documents furnished, and (c) placement of a legend on the certificate that evidences the securities stating that the securities have not been registered under the Securities Act and setting forth the restrictions on transferability and sale of the securities, and upon such inaction of  the Company of any general solicitation or advertising for securities herein issued in reliance upon Regulation D Rule 506 and Section 4(2) of the Securities Act.

Issuance for Services

Legal Services

On February 1, 2010, we issued 300,000 shares of common stock to an unrelated third party for legal services having a fair value of $75,000 based upon fair value on the date of grant. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

Consulting Services

On July 9, 2009, the Company issued 3,500 shares of common stock for consulting services having a fair value of $1,575 based upon fair value on the date of grant. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

On June 1, 2009, the Company issued 3,500 shares of common stock for consulting services having a fair value of $2,765 based upon fair value on the date of grant. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

On May 1, 2009, the Company issued 7,000 shares of common stock for consulting services having a fair value of $4,690 based upon fair value on the date of grant.  Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

On March 2, 2009, the Company issued 3,500 shares of common stock for consulting services having a fair value of $3,325 based upon fair value on the date of grant.  Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

On February 3, 2009, the Company issued 3,500 shares of common stock for consulting services having a fair value of $3,465 based upon fair value on the date of grant. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

On January 2, 2009, the Company issued 3,500 shares of common stock for consulting services having a fair value of $2,275 based upon fair value on the date of grant. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

Employee’s Service

On September 1, 2009, the Company issued 12,500 shares of common stock as compensation having a fair value of $6,250 based upon fair value on the date of grant. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

On August 17, 2009, the Company issued 10,000 shares of common stock as compensation having a fair value of $9,500 based upon fair value on the date of grant. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

On May 13, 2009, the Company issued 21,248 shares of common stock as compensation having a fair value of $17142.4 based upon fair value on the date of grant. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

On March 1, 2009, the Company issued 12,500 shares of common stock as compensation having a fair value of $11,875 based upon fair value on the date of grant.   Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

On February 5, 2009, the Company authorized the issuance of 50,000 shares of common stock as compensation having a fair value of $49,000.  The shares vest equally on February 5, 2010 and February 5, 2011 and require a one year holding period.   Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

On February 3, 2009, the Company issued 5,000 shares of common stock for services having a fair value of $4,950 based upon fair value on the date of grant.  Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

On January 15, 2009, the Company issued 15,000 shares of Company’s common stock having a fair value of $14,850 on the grant date and $10,000 in exchange for the purchase of a website domain name. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
3.1	Certificate of Incorporation dated July 19, 2005
3.2	Amendment to Certificate of Incorporation dated November 20,2007
3.3	By-Laws
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Employment Agreement by and between Snap Interactive Inc. and Clifford Lerner dated December 13, 2006
10.2	Amendment 1 to Employment Agreement by and between Snap Interactive Inc. and Clifford Lerner
10.3	Amendment 2 to Employment Agreement by and between Snap Interactive Inc. and Clifford Lerner
10.4	Securities Purchase Agreement dated January 12, 2011 (1)
10.5	Security Agreement dated January 12, 2011 (1)
10.6	Registration Rights Agreement dated January 12, 2011 (1)
10.7	Form of Warrant (1)
21.1	List of Subsidiaries
23.1	Consent of Auditor
23.2	Legal Opinion (filed as Exhibit 5.1)
24.1	Power of Attorney (Included in the signature page of this Registration Statement)

(1) Included as exhibits to the current report on Form 8-K filed on January 21, 2011 and incorporated herein by reference.

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Snap Interactive, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 7th day of February 11, 2011.

SNAP INTERACTIVE, INC.
By:	/s/ Clifford Lerner
Clifford Lerner Director, Chief Executive Officer and Chief Financial and Accounting Officer